As filed with the Securities and Exchange Commission on December 9, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WESCO INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	5063	25-1723342
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

WESCO DISTRIBUTION, INC.

(Exact name of registrant as specified in its charter)

Delaware	5063	25-1723345
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

225 West Station Square Drive

Suite 700

Pittsburgh, Pennsylvania 15219

Telephone: (412) 454-2200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David S. Schulz

Senior Vice President and Chief Financial Officer

WESCO International, Inc.

225 West Station Square Drive

Suite 700

Pittsburgh, Pennsylvania 15219

Telephone: (412) 454-2200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael J. Solecki

Jones Day

901 Lakeside Avenue

Cleveland, Ohio 44114

Phone: (216) 586-3939

Fax: (216) 579-0212

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee
5.375% Senior Notes due 2024	$350,000,000	100%	$350,000,000	$40,565.00
Guarantees of 5.375% Senior Notes due 2024	—	—	—	— (2)

(1)	Calculated in accordance with Rule 457(f) under the Securities Act of 1933 solely for purposes of calculating the registration fee.
(2)	Pursuant to Rule 457(n) of the Securities Act of 1933, no separate fee is payable for the guarantees.

The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

SUBJECT TO COMPLETION, DATED DECEMBER 9, 2016

$350,000,000

WESCO DISTRIBUTION, INC.

OFFER TO EXCHANGE

UP TO $350,000,000 IN AGGREGATE PRINCIPAL AMOUNT OF NEWLY ISSUED 5.375% SENIOR NOTES DUE 2024

FOR A LIKE PRINCIPAL AMOUNT OF OUTSTANDING RESTRICTED

5.375% NOTES DUE 2024 ISSUED ON JUNE 15, 2016

On June 15, 2016, we issued $350,000,000 aggregate principal amount of restricted 5.375% Notes due 2024, which we refer to as the “Original Notes,” in a private placement.

We are offering to exchange up to $350,000,000 aggregate principal amount of new 5.375% Notes due 2024, which we refer to as the “Exchange Notes,” for outstanding Original Notes. We refer to this offer to exchange as the “Exchange Offer.” The terms of the Exchange Notes are substantially identical to the terms of the Original Notes, except that the Exchange Notes will be registered under the Securities Act of 1933, which we refer to as the “Securities Act,” and the transfer restrictions and registration rights and related special interest provisions applicable to the Original Notes will not apply to the Exchange Notes. The Exchange Notes will be part of the same series as the Original Notes and will be issued under the same indenture. The Exchange Notes will be exchanged for Original Notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. We will not receive any proceeds from the issuance of Exchange Notes in the Exchange Offer.

You may withdraw tenders of Original Notes at any time prior to the expiration of the Exchange Offer.

The Exchange Offer expires at 5:00 p.m. New York City time on                 unless extended, which we refer to as the “Expiration Date.”

We do not intend to list the Exchange Notes on any securities exchange or to seek approval through any automated quotation system, and no active public market for the Exchange Notes is anticipated.

You should consider carefully the risk factors beginning on page 8 of this prospectus before deciding whether to participate in the Exchange Offer.

Neither the Securities and Exchange Commission, or the “SEC,” nor any state securities commission has approved or disapproved of the Exchange Notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                 .

Rather than repeat certain information in this prospectus that we have already included in reports filed with the SEC, this prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. We will provide this information to you at no charge upon written or oral request directed to: WESCO International, Inc., 225 West Station Square Drive, Suite 700, Pittsburgh, Pennsylvania 15219 Telephone: (412) 454-2200, Attention: Investor Relations. In order to receive timely delivery of any requested documents in advance of the Expiration Date, you should make your request no later than                 which is five full business days before you must make a decision regarding the Exchange Offer.

This prospectus may only be used where it is legal to make the Exchange Offer and by a broker-dealer for resales of Exchange Notes acquired in the Exchange Offer where it is legal to do so.

This prospectus and the information incorporated by reference summarize documents and other information in a manner we believe to be accurate, but we refer you to the actual documents for a more complete understanding of the information we discuss in this prospectus and the information incorporated by reference. In making an investment decision, you must rely on your own examination of such documents, our business and the terms of the offering and the Exchange Notes, including the merits and risks involved.

We make no representation to you that the Exchange Notes are a legal investment for you. You should not consider any information in this prospectus to be legal, business or tax advice. You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice regarding an investment in the Exchange Notes. Neither the delivery of the prospectus nor any exchange made pursuant to this prospectus implies that any information set forth in or incorporated by reference in this prospectus is correct as of any date after the date of this prospectus.

Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of Exchange Notes. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, a broker dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where the Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period ending on the earlier of (i) 180 days from the date on which the registration statement of which this prospectus forms a part is declared effective and (ii) the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities, we will make this prospectus available to any broker-dealer for use in connection with these resales. See “Plan of Distribution.”

i

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference, contains various “forward-looking statements.” These statements involve certain unknown risks and uncertainties. When used in this prospectus or the documents incorporated by reference, the words “anticipates,” “plans,” “believes,” “estimates,” “intends,” “expects,” “projects,” “will” and similar expressions may identify forward-looking statements, although not all forward-looking statements contain such words. Such statements, including, but not limited to, our statements regarding business strategy, growth strategy, competitive strengths, productivity and profitability enhancement, competition, new product and service introductions and liquidity and capital resources are based on management’s beliefs, as well as on assumptions made by and information currently available to, management, and involve various risks and uncertainties, some of which are beyond our control. Our actual results could differ materially from those expressed in any forward-looking statement made by us or on our behalf. In light of these risks and uncertainties, there can be no assurance that the forward-looking information will in fact prove to be accurate. We have undertaken no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Factors that could cause actual results to differ materially from those implied by these forward-looking statements include, but are not limited to:

•	adverse conditions in the global economy and disruptions of financial markets;

•	an increase in competition;

•	certain events or conditions, including a failure or breach of our information security systems, leading to interruptions in our operations;

•	a loss of key suppliers, product cost fluctuations, foreign currency fluctuations, lack of product availability or inefficient supply chain operations;

•	our expansion into new business activities, industries, product lines or geographic areas;

•	the inherent risks of any possible future acquisitions;

•	costs and risks associated with laws and regulations applicable to our business;

•	our outstanding indebtedness and the associated debt service commitments;

•	our ability to attract, retain and motivate key employees; and

•	the risk factors referred to or described in the “Risk Factors” section of this prospectus and the other risk factors described in WESCO International’s Annual Report on Form 10-K under Item 1A, “Risk Factors.”

We cannot guarantee that any forward-looking statement will be realized, although we believe we have been prudent in our plans and assumptions. Achievement of future results is subject to risks, uncertainties and inaccurate assumptions. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could vary materially from those anticipated, estimated or projected. Investors should bear this in mind as they consider forward-looking statements. We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law. You are advised, however, to consult any further disclosures WESCO International makes on related subjects in its reports on Forms 10-K, 10-Q and 8-K filed with or furnished to the SEC. You should understand that it is not possible to predict or identify all risk factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

ii

MARKET AND INDUSTRY DATA

Market data used in this prospectus, including in documents incorporated by reference, is based on management’s knowledge of the industry and the good faith estimates of management. We also relied, to the extent available, upon management’s review of independent industry surveys and publications and other publicly available information prepared by a number of sources. This data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. Although we believe that these sources are reliable, we cannot guarantee the accuracy or completeness of this information, and we have not independently verified this information.

iii

SUMMARY

This summary highlights significant aspects of our business and this Exchange Offer, but it is not complete and may not contain all of the information that may be important to you. You should read the entire prospectus carefully, including the historical financial statements and their related notes included elsewhere in this prospectus. Investing in the Notes involves significant risks, as described in the “Risk Factors” section.

In this prospectus, unless otherwise indicated or the context otherwise requires, references to the terms “the Company,” “WESCO,” “we,” “our,” “us” or similar terms mean WESCO Distribution, Inc. and its direct and indirect subsidiaries, and references to “WESCO International” mean WESCO International, Inc., the parent company of WESCO Distribution, Inc., and its subsidiaries, including WESCO. All financial data presented in this prospectus is the financial data of WESCO International and its consolidated subsidiaries unless otherwise indicated. Unless otherwise indicated or the context requires otherwise, all references in this prospectus to “Notes” mean collectively the Original Notes and the Exchange Notes.

Our Company

We are a leading North American-based distributor of products and provider of advanced supply chain management and logistics services used primarily in industrial, construction, utility and commercial, institutional and government markets. We are a leading provider of electrical, industrial, and communications maintenance, repair and operating and original equipment manufacturers products, construction materials, and advanced supply chain management and logistics services. Our primary product categories include general electrical and industrial supplies, wire, cable and conduit, communications and security, electrical distribution and controls, lighting and sustainability, and automation, controls and motors.

We serve over 80,000 active customers globally through approximately 500 full service branches primarily located in North America, with operations in 14 additional countries and nine distribution centers located in the United States and Canada. At the end of 2015, we had approximately 9,300 employees worldwide. We distribute over 1,000,000 different products, grouped into six categories, from more than 25,000 suppliers utilizing a highly automated, proprietary electronic procurement and inventory replenishment system.

In addition, we offer a comprehensive portfolio of value-added capabilities, which includes supply chain management, logistics and transportation, procurement, warehousing and inventory management, as well as kitting, limited assembly of products and system installation. Our value-added capabilities, extensive geographic reach, experienced workforce and broad product and supply chain solutions have enabled us to grow our business and establish a leading position in North America.

Corporate Information

WESCO International is a Delaware corporation incorporated in 1993 and effectively formed in February 1994 upon acquiring a distribution business from Westinghouse Electric Corporation. WESCO International’s principal executive office is located at 225 West Station Square Drive, Suite 700, Pittsburgh, Pennsylvania and its telephone number is (412) 454-2200. WESCO International’s common stock is listed on the New York Stock Exchange under the symbol “WCC.” WESCO International’s website address is www.wesco.com. The information contained on or accessible through WESCO International’s website is not a part of this prospectus, other than the documents that it files with the SEC that are incorporated by reference into this prospectus. For additional information concerning WESCO International, please see WESCO International’s most recent Annual Report on Form 10-K and its other filings with the SEC, which are incorporated by reference into this document. See “Where You Can Find More Information” and “Information We Incorporate By Reference.”

The Exchange Offer

The following summary contains basic information about the Exchange Offer. It does not contain all of the information that may be important to you. For a more complete description of the terms of the Exchange Offer, see “The Exchange Offer.”

The Exchange Offer	We are offering to exchange up to $350,000,000 aggregate principal amount of our registered 5.375% Notes due 2024, which we refer to as the “Exchange Notes,” for an equal principal amount of our outstanding restricted 5.375% Notes due 2024, which we refer to as the “Original Notes,” that were issued on June 15, 2016. The terms of the Exchange Notes are identical in all material respects to those of the Original Notes, except for transfer restrictions and registration rights and related special interest provisions relating to the Original Notes. Holders of Original Notes do not have any appraisal or dissenters’ rights in connection with the Exchange Offer.

Purposes of the Exchange Offer	The Exchange Notes are being offered to satisfy our obligations under the registration rights agreement entered into at the time we issued and sold the Original Notes.

Expiration Date; withdrawal of tenders; return of Original Notes not accepted for exchange

The Exchange Offer will expire at 5:00 p.m., New York City time, on , or on a later date and time to which we extend it. We refer to such time and date as the “Expiration Date.” Tenders of Original Notes in the Exchange Offer may be withdrawn at any time prior to the Expiration Date. We will exchange the Exchange Notes for validly tendered Original Notes promptly following the Expiration Date. Any Original Notes that are not accepted for exchange for any reason will be returned by us, at our expense, to the tendering holder promptly after the expiration or termination of the Exchange Offer.

Procedures for tendering Original Notes	Each holder of Original Notes wishing to participate in the Exchange Offer must follow procedures of The Depository Trust Company’s, or “DTC,” Automated Tender Offer Program, or “ATOP,” subject to the terms and procedures of that program. The ATOP procedures require that the exchange agent receives, prior to the Expiration Date, a computer-generated message known as an “agent’s message” that is transmitted through ATOP and that DTC confirm that:

•	DTC has received instructions to exchange your Original Notes; and

•	you agree to be bound by the terms of the letter of transmittal.

See “The Exchange Offer—Procedures for Tendering Original Notes.”

Consequences of failure to exchange Original Notes	You will continue to hold Original Notes, which will remain subject to their existing transfer restrictions, if you do not validly tender your

Original Notes or you tender your Original Notes and they are not accepted for exchange. With some limited exceptions, we will have no obligation to register the Original Notes after we consummate the Exchange Offer. See “The Exchange Offer—Terms of the Exchange Offer” and “The Exchange Offer—Consequences of Failure to Exchange.”

Conditions to the Exchange Offer	The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Original Notes being tendered or accepted for exchange. The Exchange Offer is subject to customary conditions, which may be waived by us in our discretion. We currently expect that all of the conditions will be satisfied and that no waivers will be necessary.

Exchange agent	U.S. Bank National Association.

Certain U.S. federal income tax considerations	Your exchange of an Original Note for an Exchange Note pursuant to the Exchange Offer will not constitute a taxable exchange and will not result in any taxable income, gain or loss being recognized by you for U.S. federal income tax purposes. Immediately after the exchange, you will have the same adjusted tax basis and holding period in each Exchange Note received as you had immediately prior to the exchange in the corresponding Original Note surrendered. See “Certain U.S. Federal Income Tax Considerations.”

Risk Factors	You should carefully read and consider the risk factors beginning on page 8 of this prospectus before deciding whether to participate in the Exchange Offer.

The Exchange Notes

The following is a brief summary of the principal terms of the Exchange Notes and is provided solely for your convenience. It is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus. For a more detailed description of the Exchange Notes, see “Description of the Notes.”

Issuer	WESCO Distribution, Inc.

Securities Offered	Up to $350,000,000 aggregate principal amount of 5.375% senior notes due 2024.

Maturity	June 15, 2024.

Interest	Interest on the Exchange Notes will accrue at a rate of 5.375% per annum, payable semi-annually in cash in arrears on June 15 and December 15 of each year.

Guarantee	The Exchange Notes will be initially guaranteed on a senior unsecured basis by our parent company, WESCO International. The Exchange Notes will not be guaranteed by any of our or WESCO International’s subsidiaries. See “Description of the Notes—Ranking and Guarantee.”

For the twelve months ended September 30, 2016, our subsidiaries, which will not guarantee the Exchange Notes, represented approximately 54.9% of our total revenues. In addition, these non-guarantor subsidiaries represented approximately 83.3% and 42.4% of our total assets and total liabilities, respectively, as of September 30, 2016 (excluding, in each case, intercompany amounts).

Ranking	The Exchange Notes and the guarantee will constitute senior obligations of us and WESCO International. They will rank:

•	equally in right of payment with all of our and WESCO International’s existing and future senior debt, including our and WESCO International’s obligations under our term loan facility, which we refer to as the “Term Loan Facility,” our $550.0 million accounts receivable securitization facility, which we refer to as the “Receivables Facility,” and our $600.0 million revolving credit facility, which we refer to as the “Revolving Credit Facility”;

•	senior in right of payment to all of our and WESCO International’s existing and future subordinated debt;

•	structurally subordinated to all liabilities (including trade payables) of WESCO International’s existing and future subsidiaries that do not guarantee the Exchange Notes (of which no subsidiary will provide a guarantee as of the issue date); and

•	effectively subordinated in right of payment to all of our and WESCO International’s secured indebtedness (including the obligations under the Term Loan Facility, the Receivables Facility and the Revolving Credit Facility in each case to the extent of the value of the assets securing such indebtedness).

As of September 30, 2016, we had $623.7 million aggregate principal amount of secured debt outstanding. In addition, we had approximately $512.8 million and $109.6 million of availability under the Revolving Credit Facility and the Receivables Facility, respectively, in each case giving effect to borrowing base limitations.

Optional Redemption	On or after June 15, 2019, we may redeem the Exchange Notes, in whole or in part, at any time at the redemption prices described under “Description of the Notes—Optional Redemption.” In addition, we may redeem up to 35% of the aggregate principal amount of the Exchange Notes before June 15, 2019 with the net cash proceeds from certain equity offerings at a redemption price of 105.375% of the principal amount plus accrued and unpaid interest, if any, to, but not including, the redemption date. We may also redeem some or all of the Exchange Notes before June 15, 2019 at a redemption price of 100% of the principal amount, plus accrued and unpaid interest, if any, to, but not including, the redemption date, plus a “make-whole” premium.

Change of Control	If we experience a defined change of control, we may be required to offer to repurchase the Exchange Notes at a price equal to 101% of the principal amount of the Exchange Notes, plus accrued and unpaid interest, if any, to, but not including, the date of purchase. See “Description of the Notes—Repurchase at the Option of Holders—Change of Control.”

Covenants	The indenture contains covenants that, among other things, will limit our ability and the ability of our restricted subsidiaries to:

•	incur liens on assets;

•	make certain restricted payments;

•	engage in certain sale and leaseback transactions; and

•	sell certain assets or merge or consolidate with or into other companies.

These covenants are subject to important exceptions and qualifications as described under “Description of the Notes—Certain Covenants.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of the Exchange Notes. See “Use of Proceeds.”

Trustee	U.S. Bank National Association.

Summary Historical Consolidated Financial Information

The following table presents WESCO International’s and its subsidiaries’ summary historical consolidated financial information as of and for each of the fiscal years ended December 31, 2015, 2014 and 2013, as well as such information as of and for the nine-month periods ended September 30, 2016 and September 30, 2015. The summary historical consolidated financial information as of December 31, 2015 and 2014 and for each of the fiscal years ended December 31, 2015, 2014 and 2013 have been derived from WESCO International’s audited consolidated financial statements and should be read together with those audited consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in WESCO International’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, which is incorporated by reference in this prospectus. The summary historical consolidated financial information as of September 30, 2016 and September 30, 2015 and for the nine-month periods ended September 30, 2016 and September 30, 2015 are derived from WESCO International’s unaudited financial statements and should be read together with those unaudited consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in WESCO International’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2016, which is incorporated by reference in this prospectus. In the opinion of management, WESCO International’s unaudited consolidated financial statements were prepared on the same basis as its audited consolidated financial statements and include all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of this information. Results of operations for the nine-month period ended September 30, 2016 are not necessarily indicative of results of operations that may be expected for the full fiscal year.

	Nine Months Ended September 30,	Nine Months Ended September 30,	Year Ended December 31,
	2016	2015	2015	2014	2013
	(Dollars in thousands)
Income Statement Data:
Net sales	$5,542,755	$5,656,947	$7,518,487	$7,889,626	$7,513,342
Cost of goods sold (excluding depreciation and amortization)	4,443,079	4,526,836	6,024,826	6,278,584	5,967,892
Selling, general and administrative expenses	799,356	797,980	1,054,951	1,076,808	996,810
Depreciation and amortization	50,269	48,347	64,968	68,017	67,642

Income from operations	250,051	283,784	373,742	466,217	480,998
Interest expense, net	59,073	59,924	69,832	82,064	85,607
Loss on debt extinguishment	123,933	—	—	—	13,225
Loss on sale of business	—	—	—	—	2,315

Income before income taxes	67,045	223,860	303,910	384,153	379,851
Provision for income taxes	13,678	64,047	95,537	108,716	103,333

Net income	53,367	159,813	208,373	275,437	276,518

Less: Net income (loss) attributable to noncontrolling interests(1)	(876)	(2,460)	(2,314)	(469)	88

Net income attributable to WESCO International, Inc.	$54,243	$162,273	$210,687	$275,906	$276,430

Earnings per share attributable to WESCO International, Inc.
Basic	$1.27	$3.70	$4.85	$6.21	$6.26

Diluted	$1.13	$3.16	$4.18	$5.18	$5.25

	Nine Months Ended September 30,	Nine Months Ended September 30,	Year Ended December 31,
	2016	2015	2015	2014	2013
			(Dollars in thousands)
Balance Sheet Data (as of period end):
Cash and cash equivalents	$112,837	$132,852	$160,279	$128,319	$123,725
Total assets	4,609,353	4,642,509	4,587,425	4,754,437	4,648,893
Total debt (including current portion and short-term debt)(2)	1,455,490	1,501,268	1,501,100	1,415,560	1,487,695
Stockholders’ equity	1,992,633	1,759,848	1,773,871	1,928,165	1,764,791
Working capital(3)	1,171,008	1,216,461	1,149,454	1,158,147	1,030,227
Statement of Cash Flow Data
Net cash provided by operating activities	$217,188	$175,964	$283,049	$251,156	$315,141
Net cash used in investing activities	(67,813)	(82,953)	(170,230)	(144,187)	(18,223)
Net cash used in financing activities	(198,085)	(73,288)	(67,815)	(95,490)	(257,519)
Capital expenditures	(13,183)	(16,242)	(21,658)	(20,548)	(27,825)
Acquisition payments, net of cash acquired	(50,745)	(68,502)	(151,595)	(138,630)	—
(1)	Represents the portion not owned by WESCO International of net income (loss) attributable to consolidated entities.
(2)	The years ended December 31, 2015, 2014 and 2013 include the discount related to our convertible senior debentures due 2029, which we refer to as “the 2029 Debentures” and Term Loan Facility. As of the nine months ended September 30, 2016 the balances presented include deferred financing fees in accordance with Accounting Standards Update, or “ASU,” 2015-03, Simplifying the Presentation of Debt Issuance Costs, and ASU 2015-15, Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements. Had ASU 2015-03 and ASU 2015-15 been applied retrospectively to December 31, 2015, 2014 and 2013, and September 30, 2015 the balances as of those periods would have been $1,483,401, $1,394,901, $1,462,849 and $1,483,097, respectively.
(3)	Working Capital is defined as current assets (excluding cash) less current liabilities.

RISK FACTORS

The terms of the Exchange Notes are identical in all material respects to those of the Original Notes, except for the transfer restrictions and registration rights and related special interest provisions relating to the Original Notes that will not apply to the Exchange Notes. You should carefully consider the risks described below and all of the information contained in and incorporated by reference into this prospectus before making a decision on whether or not to participate in the Exchange Offer. In addition, you should carefully consider, among other things, the matters discussed under “Risk Factors” in our Annual Report on Form 10-K for our fiscal year ended December 31, 2015. If any of those risks actually occurs, our business, financial condition and results of operations could suffer. The risks discussed below also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. See “Disclosure Regarding Forward-Looking Statements” in this prospectus.

Risks Related to our Indebtedness and the Notes

We have a substantial amount of indebtedness, which could have a material adverse effect on our financial condition and our ability to obtain financing in the future and to react to changes in our business.

As of September 30, 2016, we had $1,473.7 million aggregate principal amount of debt outstanding (excluding debt discount and deferred financing fees). We also had $512.8 million of availability (which excludes approximately $20.5 million of outstanding letters of credit) under the Revolving Credit Facility, $109.6 million of availability under the Receivables Facility and $52.3 million of availability under foreign lines of credit, after giving effect to borrowing base limitations.

Our significant amount of debt could limit our ability to satisfy our obligations, limit our ability to operate our business and impair our competitive position.

For example, it could:

•	make it more difficult for us to satisfy our obligations under the Notes and other outstanding debt;

•	reduce the amount of funds available to finance our operations, capital expenditures and other activities;

•	increase our vulnerability to adverse economic and general industry conditions, including interest rate fluctuations, because a portion of our borrowings are and will continue to be at variable rates of interest;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, which would reduce the availability of our cash flow from operations to fund working capital, capital expenditures or other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and industry;

•	place us at a disadvantage compared to competitors that may have proportionately less debt;

•	limit our ability to obtain additional debt or equity financing due to applicable financial and restrictive covenants in our debt agreements; and

•	increase our cost of borrowing.

The Notes do not impose any limitations on our ability to incur additional unsecured debt or protect against certain other types of transactions.

The indenture that governs the Notes does not restrict the future incurrence of unsecured indebtedness, guarantees or other obligations. In addition, the indenture governing the Notes does not contain many other restrictions. For example, the indenture does not contain limitations on investments or prepaying subordinated indebtedness or engaging in transactions with our affiliates.

As of September 30, 2016, we were able to incur an additional $512.8 million of indebtedness under the Revolving Credit Facility (which excludes approximately $20.5 million of outstanding letters of credit) and $109.6 million of indebtedness under the Receivables Facility after giving effect to borrowing base limitations. If we or WESCO International incur additional debt, the risks associated with our substantial leverage and the ability to service such debt would increase.

The Term Loan Facility and the Revolving Credit Facility impose significant operating and financial restrictions on us and our subsidiaries, which may prevent us from capitalizing on business opportunities.

The Term Loan Facility and the Revolving Credit Facility impose significant operating and financial restrictions on us. These restrictions limit our ability, among other things, to:

•	incur, assume or permit to exist additional indebtedness (including guarantees thereof);

•	pay dividends or certain other distributions on our common stock or repurchase our common stock or prepay subordinated indebtedness;

•	incur liens on assets;

•	make certain investments or other restricted payments;

•	allow to exist certain restrictions on the ability of our restricted subsidiaries to pay dividends or make other payments to us;

•	engage in transactions with affiliates;

•	sell certain assets or merge or consolidate with or into other companies; and

•	alter the business that we conduct.

As a result of these covenants and restrictions, we will be limited in how we conduct our business and we may be unable to raise additional debt or equity financing to compete effectively or to take advantage of new business opportunities. The terms of any future indebtedness we may incur could include more restrictive covenants. We cannot assure you that we will be able to maintain compliance with these covenants in the future and, if we fail to do so, that we will be able to obtain waivers from the lenders and/or amend the covenants.

We may not be able to generate sufficient cash to service all of our indebtedness, including the Notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on or to refinance our debt obligations depends on our financial condition and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We cannot assure you that we will maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the Notes. If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure or refinance our indebtedness, including the Notes. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. If our operating results and available cash are insufficient to meet our debt service obligations, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. We may not be able to consummate those dispositions or to obtain the proceeds that we could realize from them, and these proceeds may not be adequate to meet any debt service obligations then due. Any future refinancing of our indebtedness could be at higher interest rates and may require us to comply with more onerous covenants which could further restrict our business operations. Additionally, the Term Loan Facility and the Revolving Credit Facility will limit, the use of the proceeds from any disposition; as a result, we may not be allowed, under these documents, to use proceeds from such dispositions to satisfy all current debt service obligations.

Our variable rate indebtedness subjects us to interest rate risk, which could cause our indebtedness service obligations to increase significantly.

Borrowings under the Revolving Credit Facility, Term Loan Facility and Receivables Facility are at variable rates of interest and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income and cash flows, including cash available for servicing our indebtedness, would correspondingly decrease. As of September 30, 2016, assuming the Revolving Credit Facility, Term Loan Facility and Receivables Facility were fully drawn, one percentage point increase in interest rates would result in a $19.5 million increase in annual cash interest expense.

Repayment of our indebtedness, including the Notes, is dependent on cash flow generated by our subsidiaries.

Repayment of the Notes will be dependent upon cash flow generated by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Our subsidiaries do not have any obligation to pay amounts due on the Notes or to make funds available for that purpose. Our subsidiaries may not be able to, or be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the Notes. Each of our subsidiaries is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. While the indenture governing the Notes limits the ability of our subsidiaries to restrict the payment of dividends or make other intercompany payments to us, these limitations are subject to certain qualifications and exceptions. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the Notes.

Your right to receive payments on the Notes is effectively junior to those lenders who have a security interest in our assets.

Our obligations under the Notes and our guarantor’s obligations under its guarantee of the Notes are unsecured, but our obligations under the Term Loan Facility, the Revolving Credit Facility and the Receivables Facility are secured by a security interest in substantially all of our domestic tangible and intangible assets, including the stock of most of our wholly-owned U.S. subsidiaries and the stock of certain of our non-U.S. subsidiaries. If we are declared bankrupt or insolvent, or if we default under the Term Loan Facility, the Revolving Credit Facility or the Receivables Facility, the lenders could declare all of the funds borrowed thereunder, together with accrued interest, immediately due and payable. If we were unable to repay such indebtedness, the lenders could foreclose on the pledged assets to the exclusion of holders of the Notes, even if an event of default exists under the indenture governing the Notes offered hereby at such time. Furthermore, if the lenders foreclose and sell the pledged equity interests in any subsidiary guarantor under the Notes, then that guarantor will be released from its guarantee of the Notes automatically and immediately upon such sale. In any such event, because the Notes will not be secured by any of our assets or the equity interests in subsidiary guarantors, it is possible that there would be no assets remaining from which your claims could be satisfied or, if any assets remained, they might be insufficient to satisfy your claims fully. As of September 30, 2016, we had approximately $623.7 million aggregate principal amount of secured debt outstanding.

U.S. federal and state statutes allow courts, under specific circumstances, to void the Notes, subordinate claims in respect of the Notes and require noteholders to return payments received from us.

If we become a debtor in a case under the U.S. Bankruptcy Code or encounter other financial difficulty, under federal or state fraudulent transfer law, a court may void, subordinate or otherwise decline to enforce the Notes. A court might do so if it is found that when we issued the Notes, or in some states when payments became due under the Notes, we received less than reasonably equivalent value or fair consideration and either:

•	were insolvent or rendered insolvent by reason of such incurrence;

•	were left with inadequate capital to conduct our business; or

•	believed or reasonably should have believed that we would incur debts beyond our ability to pay.

The court might also void an issuance of the Notes without regard to the above factors, if the court found that we issued the Notes with actual intent to hinder, delay or defraud our creditors. A court would likely find that we did not receive reasonably equivalent value or fair consideration for the Notes, if we did not substantially benefit directly or indirectly from the issuance of the Notes. If a court were to void the issuance of the Notes you would no longer have any claim against us. Sufficient funds to repay the Notes may not be available from other sources. In addition, the court might direct you to repay any amounts that you already received from us.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, we would be considered insolvent if:

•	the sum of our debts, including contingent liabilities, was greater than the fair saleable value of all of our assets;

•	if the present fair saleable value of our assets was less than the amount that would be required to pay our probable liability on our existing debts, including contingent liabilities, as they become absolute and mature; or

•	we could not pay our debts as they become due.

On the basis of historical financial information, recent operating history and other factors, we believe that we are not insolvent, do not have unreasonably small capital for the business in which we are engaged and will not have incurred debts beyond our ability to pay such debts as they mature. We cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard.

None of our subsidiaries will guarantee the Notes, and the assets and revenue of our non-guarantor subsidiaries may not be available to make payments on the Notes.

None of our subsidiaries will be required to guarantee the Notes on the issue date. In the event that any non-guarantor subsidiary becomes insolvent, liquidates, reorganizes, dissolves or otherwise winds up, holders of its indebtedness and its trade creditors generally will be entitled to payment on their claims from the assets of that subsidiary before any of those assets are made available to us. Consequently, your claims in respect of the Notes will be structurally subordinated to all of the liabilities of our non-guarantor subsidiaries, including trade payables, and any claims of third party holders of preferred equity interests, if any, in our non-guarantor subsidiaries. For the twelve months ended September 30, 2016, our subsidiaries, which will not guarantee the Notes, represented approximately 54.9% of our total revenues. In addition, these non-guarantor subsidiaries represented approximately 83.3% and 42.4% of our total assets and total liabilities, respectively, as of September 30, 2016 (excluding, in each case, intercompany amounts).

We may not be able to repurchase the Notes upon a change of control or pursuant to an asset sale offer.

Upon a change of control, as defined under the indenture governing the Notes, the holders of the Notes will have the right to require us to offer to purchase all of the Notes then outstanding at a price equal to 101% of their principal amount plus accrued and unpaid interest. In order to obtain sufficient funds to pay the purchase price of the outstanding Notes, we expect that we would have to refinance the Notes. We cannot assure you that we would be able to refinance the Notes on reasonable terms, if at all. Our failure to offer to purchase all outstanding Notes or to purchase all validly tendered Notes would be an event of default under the indenture. Such an event of default may cause the acceleration of our other debt. Our other debt also may contain restrictions on repayment requirements with respect to specified events or transactions that constitute a change of control under the indenture.

In addition, in certain circumstances specified in the indenture governing the Notes, we will be required to commence an asset sale offer, as defined in the indenture, pursuant to which we will be obligated to purchase the applicable Notes at a price equal to 100% of their principal amount plus accrued and unpaid interest. Our other debt may contain restrictions that would limit or prohibit us from completing any such asset sale offer. Our failure to purchase any such Notes when required under the indenture would be an event of default under the indenture.

Holders of the Notes may not be able to determine when a change of control giving rise to their right to have the Notes repurchased has occurred following a sale of “substantially all” of our assets.

The definition of change of control in the indenture governing the Notes will include a phrase relating to the sale of “all or substantially all” of our assets. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of Notes to require us to repurchase its Notes as a result of a sale of less than all our assets to another person may be uncertain.

Many of the covenants in the indenture governing the Notes will cease to apply from and after the first date when the Notes are rated investment grade by Moody’s and Standard & Poor’s, provided no default has occurred and is continuing.

Many of the covenants contained in the indenture governing the Notes will cease to apply from and after the first date when the Notes receive an investment grade rating from Moody’s and Standard & Poor’s, provided no default has occurred and is then continuing. There can be no assurance that the Notes, if they are rated investment grade, will maintain such ratings. Termination of these covenants will allow us to engage in certain actions that would not have been permitted were these covenants in force. Upon termination, these covenants will no longer apply even if the Notes are subsequently downgraded below investment grade. See “Description of the Notes—Certain Covenants—Termination of Certain Covenants When Notes Rated Investment Grade.”

Our credit ratings may not reflect all risks associated with an investment in the Notes.

Credit rating agencies rate our debt securities on factors that include our results of operations, actions that we take, their view of the general outlook for our industry and their view of the general outlook for the economy. Actions taken by the rating agencies can include maintaining, upgrading, or downgrading the current rating or placing us on a watch list for possible future downgrading. Downgrading the credit rating of our debt securities or placing us on a watch list for possible future downgrading would likely increase our cost of financing, limit our access to the capital markets and have an adverse effect on the market price of our securities, including the Exchange Notes offered hereby.

An active trading market may not develop for the Exchange Notes and, as a result, you may not be able to resell them.

Prior to this Exchange Offer, there has been no public market for the Exchange Notes. The Exchange Notes are a new class of securities that have never been traded. We cannot assure you that an active trading market for the Exchange Notes will develop or, if one does develop, that it will be sustained. Also, it is possible that the market for the Exchange Notes will be volatile. This volatility in price may affect your ability to resell your Exchange Notes or the timing of their sale.

USE OF PROCEEDS

The Exchange Offer is intended to satisfy our obligations under the registration rights agreement relating to the Original Notes. We will not receive any cash proceeds from the issuance of the Exchange Notes. The terms of the Exchange Notes are identical in all material respects to the form and terms of the Original Notes, except for the transfer restrictions and registration rights and related special interest provisions relating to the Original Notes. In consideration for issuing the Exchange Notes as contemplated in this prospectus, we will receive, in exchange, an equal principal amount of the Original Notes. The Original Notes surrendered in exchange for the Exchange Notes will be retired and cannot be reissued.

RATIO OF EARNINGS TO FIXED CHARGES

(Dollars in millions)

	Nine Months Ended September 30,	Year Ended December 31,
	2016	2015	2014	2013	2012	2011
Earnings:
Earnings from continuing operations before income taxes and noncontrolling interests	$67.0	$303.9	$384.2	$379.9	$281.6	$279.3
Fixed charges	62.3	74.0	86.1	105.6	64.5	69.6

Total earnings	$129.3	$377.9	$470.3	$485.5	$346.1	$348.9

Fixed charges:
Interest expense(1)	$59.1	$69.8	$82.1	$85.6	$47.8	$53.6
Estimated interest component of rental expense	3.2	4.2	4.0	20.0	16.7	16.0

Total fixed charges	$62.3	$74.0	$86.1	$105.6	$64.5	$69.6

Ratio of earnings to fixed charges	2.1x	5.1x	5.5x	4.6x	5.4x	5.0x

1.	Includes interest expense on all third-party indebtedness and interest related to uncertain tax benefits.

The ratio of earnings to fixed charges was computed by dividing earnings by fixed charges for the periods indicated where earnings consists of (1) earnings from continuing operations before income taxes and noncontrolling interests, plus (2) fixed charges. Fixed charges consist of (a) interest, whether expensed or capitalized, on all indebtedness, including amortization of premiums, discounts and capitalized expenses related to indebtedness, and (b) an interest component representing the estimated portion of rental expense that management believes is attributable to interest.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

In connection with the offer and sale of the Original Notes, we entered into a registration rights agreement with the initial purchasers of the Original Notes. We are making the Exchange Offer to satisfy our obligations under the registration rights agreement.

Terms of the Exchange Offer

We are offering to exchange, upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, Exchange Notes for an equal principal amount of Original Notes. The terms of the Exchange Notes are identical in all material respects to those of the Original Notes, except for the transfer restrictions and registration rights and related special interest provisions relating to the Original Notes that will not apply to the Exchange Notes. The Exchange Notes will be of the same class as the Original Notes. The Exchange Notes will be entitled to the benefits of the indenture under which the Exchange Notes, and the Original Notes, were issued. See “Description of the Notes.”

The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Original Notes being tendered or accepted for exchange. As of the date of this prospectus, $350,000,000 aggregate principal amount of Original Notes was outstanding. Original Notes tendered in the Exchange Offer must be in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Based on certain interpretive letters issued by the staff of the SEC to third parties in unrelated transactions, holders of Original Notes, except any holder who is an “affiliate” of ours within the meaning of Rule 405 under the Securities Act, who exchange their Original Notes for Exchange Notes pursuant to the Exchange Offer generally may offer the Exchange Notes for resale, resell the Exchange Notes and otherwise transfer the Exchange Notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the Exchange Notes are acquired in the ordinary course of the holders’ business and such holders are not participating in, and have no arrangement or understanding with any person to participate in, a distribution of the Exchange Notes.

Each broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes, where the Original Notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes as described in “Plan of Distribution.” In addition, to comply with the securities laws of individual jurisdictions, if applicable, the Exchange Notes may not be offered or sold unless they have been registered or qualified for sale in the jurisdiction or an exemption from registration or qualification is available and complied with. We have agreed, pursuant to the registration rights agreements, to file with the SEC a registration statement (of which this prospectus forms a part) with respect to the Exchange Notes. If you do not exchange Original Notes for Exchange Notes pursuant to the Exchange Offer, your Original Notes will continue to be subject to restrictions on transfer.

If any holder of the Original Notes is an affiliate of ours, is engaged in or intends to engage in or has any arrangement or understanding with any person to participate in the distribution of the Exchange Notes to be acquired in the Exchange Offer, the holder would not be able to rely on the applicable interpretations of the SEC and would be required to comply with the registration requirements of the Securities Act, except for resales made pursuant to an exemption from, or in a transaction not subject to, the registration requirement of the Securities Act and applicable state securities laws.

Expiration Date; Extensions; Termination; Amendments

The Exchange Offer expires on the Expiration Date, which is 5:00 p.m., New York City time, on                 unless we, in our sole discretion, extend the period during which the Exchange Offer is open.

We reserve the right to extend the Exchange Offer at any time and from time to time prior to the Expiration Date by giving written notice to U.S. Bank National Association, the exchange agent, and by public announcement communicated by no later than 9:00 a.m., New York City time, on the next business day following the previously scheduled Expiration Date, unless otherwise required by applicable law or regulation, by making a release to PR Newswire or other wire service. During any extension of the Exchange Offer, all Original Notes previously tendered will remain subject to the Exchange Offer and may be accepted for exchange by us.

The exchange date will promptly follow the Expiration Date. We expressly reserve the right to:

•	terminate the Exchange Offer and not accept for exchange any Original Notes for any reason, including if any of the events set forth under “—Conditions to the Exchange Offer” shall have occurred and shall not have been waived by us; and

•	amend the terms of the Exchange Offer in any manner, whether before or after any tender of the Original Notes.

If any termination or material amendment occurs, we will notify the exchange agent in writing and will either issue a press release or give written notice to the holders of the Original Notes as promptly as practicable. Additionally, in the event of a material amendment or change in the Exchange Offer, which would include any waiver of a material condition hereof, we will extend the offer period, if necessary, so that at least five business days remain in the Exchange Offer following notice of the material amendment or change, as applicable.

Unless we terminate the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date, we will exchange the Exchange Notes for the tendered Original Notes promptly after the Expiration Date, and will issue to the exchange agent Exchange Notes for Original Notes validly tendered, not withdrawn and accepted for exchange. Any Original Notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after expiration or termination of the Exchange Offer. See “—Acceptance of Original Notes for Exchange; Delivery of Exchange Notes.”

This prospectus and the accompanying letter of transmittal and other relevant materials will be mailed by us to record holders of Original Notes and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the lists of holders for subsequent transmittal to beneficial owners of Original Notes.

Procedures for Tendering Original Notes

To participate in the Exchange Offer, you must properly tender your Original Notes to the exchange agent as described below. We will only issue the Exchange Notes in exchange for the Original Notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the Original Notes, and you should follow carefully the instructions on how to tender your Original Notes. It is your responsibility to properly tender your Original Notes. No letter of transmittal or other document should be sent to us. Beneficial owners may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for them.

If you have any questions or need help in exchanging your Original Notes, please contact the exchange agent at the address or telephone numbers set forth below.

All of the Original Notes were issued in book-entry form, and all of the Original Notes are currently represented by global certificates registered in the name of Cede & Co., the nominee of DTC. You may tender your Original Notes using ATOP. The exchange agent will make a request to establish an account with respect to the Original Notes at DTC for purposes of the Exchange Offer within two business days after this prospectus is mailed to holders, and any financial institution that is a participant in DTC may make book-entry delivery of

Original Notes by causing DTC to transfer the Original Notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. In connection with the transfer, DTC will send an “agent’s message” to the exchange agent. The agent’s message will state that DTC has received instructions from the participant to tender the Original Notes and that the participant agrees to be bound by the terms of the letter of transmittal.

By using the ATOP procedures to exchange the Original Notes, you will not be required to deliver a letter of transmittal to the exchange agent. However, you will be bound by its terms just as if you had signed it. The tender of Original Notes by you pursuant to the procedures set forth in this prospectus will constitute an agreement between you and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

All questions as to the validity, form, eligibility, including time of receipt, and acceptance for exchange of any tender of Original Notes will be determined by us and will be final and binding. We reserve the absolute right to reject any or all tenders not in proper form or the acceptances for exchange of which may, upon advice of our counsel, be unlawful. We also reserve the right to waive any defect, irregularities or conditions of tender as to particular Original Notes. Our interpretation of the terms and conditions of the Exchange Offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, all defects or irregularities in connection with tenders of the Original Notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of the Original Notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of the Original Notes will not be deemed made until such defects or irregularities have been cured or waived. Any Original Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder as soon as practicable after the Expiration Date of the Exchange Offer.

In all cases, we will issue the Exchange Notes for the Original Notes that we have accepted for exchange under the Exchange Offer only after the exchange agent receives, prior to the Expiration Date: a book-entry confirmation of such number of the Original Notes into the exchange agent’s account at DTC and a properly transmitted agent’s message.

If we do not accept any tendered Original Notes for exchange or if the Original Notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged Original Notes will be returned without expense to their tendering holder. Such non-exchanged Original Notes will be credited to an account maintained with DTC. These actions will occur as promptly as practicable after the expiration or termination of the Exchange Offer.

Each broker-dealer that receives the Exchange Notes for its own account in exchange for the Original Notes, where those Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of those Exchange Notes. See “Plan of Distribution.”

Terms and Conditions Contained in the Letter of Transmittal

The accompanying letter of transmittal contains, among other things, the following terms and conditions, which are part of the Exchange Offer.

The transferring party tendering Original Notes for exchange will be deemed to have exchanged, assigned and transferred the Original Notes to us and irrevocably constituted and appointed the exchange agent as the transferor’s agent and attorney-in-fact to cause the Original Notes to be assigned, transferred and exchanged. The transferor will be required to represent and warrant that it has full power and authority to tender, exchange, assign and transfer the Original Notes and to acquire Exchange Notes issuable upon the exchange of the tendered

Original Notes and that, when the same are accepted for exchange, we will acquire good and unencumbered title to the tendered Original Notes, free and clear of all liens, restrictions (other than restrictions on transfer), charges and encumbrances and that the tendered Original Notes are not and will not be subject to any adverse claim. The transferor will be required to also agree that it will, upon request, execute and deliver any additional documents deemed by the exchange agent or us to be necessary or desirable to complete the exchange, assignment and transfer of tendered Original Notes. The transferor will be required to agree that acceptance of any tendered Original Notes by us and the issuance of Exchange Notes in exchange for tendered Original Notes will constitute performance in full by us of our obligations under the registration rights agreements and that we will have no further obligations or liabilities under the registration rights agreements, except in certain limited circumstances. All authority conferred by the transferor will survive the death, bankruptcy or incapacity of the transferor and every obligation of the transferor will be binding upon the heirs, legal representatives, successors, assigns, executors, administrators and trustees in bankruptcy of the transferor.

Upon agreement to the terms of the letter of transmittal pursuant to an agent’s message, a holder, or beneficial holder of the Original Notes on behalf of which the holder has tendered, will, subject to that holder’s ability to withdraw its tender, and subject to the terms and conditions of the Exchange Offer generally, thereby certify that:

•	it is not an affiliate of ours or our subsidiaries or, if the transferor is an affiliate of ours or our subsidiaries, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•	the Exchange Notes are being acquired in the ordinary course of business of the person receiving the Exchange Notes, whether or not the person is the registered holder;

•	the transferor has not entered into, engaged in, does not intend to engage in, and has no arrangement or understanding with any other person to engage in a distribution of the Exchange Notes issued to the transferor;

•	the transferor is not a broker-dealer who purchased the Original Notes for resale pursuant to an exemption under the Securities Act tendering Original Notes acquired directly from the Company for the transferor’s own account; and

•	the transferor is not restricted by any law or policy of the SEC from trading the Exchange Notes acquired in the Exchange Offer.

Each broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See “Plan of Distribution.”

Withdrawal Rights

Original Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date.

For a withdrawal to be effective, a written letter or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth in the accompanying letter of transmittal not later than 5:00 p.m., New York City time, on the Expiration Date. Any notice of withdrawal must specify the name and number of the account at DTC to be credited with withdrawn Original Notes and otherwise comply with the ATOP procedures. The exchange agent will return properly withdrawn Original Notes promptly following receipt of notice of withdrawal. Properly withdrawn Original Notes may be retendered by following the procedures described under “—Procedures for Tendering Original Notes” at any time on or prior to 5:00 p.m., New York City time, on the Expiration Date. All questions as to the validity of notices of withdrawals, including time of receipt, will be determined by us, and will be final and binding on all parties.

Acceptance of Original Notes for Exchange; Delivery of Exchange Notes

Upon the terms and subject to the conditions of the Exchange Offer, the acceptance for exchange of Original Notes validly tendered and not validly withdrawn and the issuance of the Exchange Notes will be made on the exchange date. For purposes of the Exchange Offer, we will be deemed to have accepted for exchange validly tendered Original Notes when and if we have given written notice to the exchange agent. The Original Notes surrendered in exchange for the Exchange Notes will be retired and cannot be reissued.

The exchange agent will act as agent for the tendering holders of each series of Original Notes for the purposes of receiving corresponding series of Exchange Notes from us and causing the Original Notes to be assigned, transferred and exchanged. Original Notes tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the procedures described above will be credited to an account maintained by the holder with DTC for the Original Notes, promptly after withdrawal, rejection of tender or termination of the Exchange Offer.

Conditions to the Exchange Offer

Notwithstanding any other provision of the Exchange Offer, or any extension of the Exchange Offer, we will not be required to issue Exchange Notes in exchange for any properly tendered Original Notes not previously accepted and may terminate the Exchange Offer by oral or written notice to the exchange agent and by timely public announcement communicated, unless otherwise required by applicable law or regulation, to PR Newswire or other wire service, or, at our option, modify or otherwise amend the Exchange Offer, if, in our reasonable determination:

•	there is threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or of the SEC;

•	seeking to restrain or prohibit the making or consummation of the Exchange Offer;

•	assessing or seeking any damages as a result thereof;

•	resulting in a material delay in our ability to accept for exchange or exchange some or all of the Original Notes pursuant to the Exchange Offer; or

•	the Exchange Offer violates any applicable law or any applicable interpretation of the staff of the SEC.

These conditions are for our sole benefit and may be asserted by us with respect to all or any portion of the Exchange Offer regardless of the circumstances, including any action or inaction by us, giving rise to the condition or may be waived by us in whole or in part at any time or from time to time in our sole discretion. The failure by us at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each right will be deemed an ongoing right that may be asserted at any time or from time to time. We reserve the right, notwithstanding the satisfaction of these conditions, to terminate or amend the Exchange Offer.

In addition, we reserve the right to take any action with respect to the Exchange Offer for one series of Original Notes (including, without limitation, extending, amending, terminating or waiving a condition to the Exchange Offer with respect to such series) without taking the same action with respect to the Exchange Offer for the other series of Original Notes.

Any determination by us concerning the fulfillment or non-fulfillment of any conditions will be final and binding upon all parties.

In addition, we will not accept for exchange any Original Notes tendered, and no Exchange Notes will be issued in exchange for any Original Notes, if at such time, any stop order has been issued or is threatened with respect to the registration statement of which this prospectus forms a part, or with respect to the qualification of the indenture under which the Original Notes were issued under the Trust Indenture Act of 1939.

Exchange Agent

U.S. Bank National Association, has been appointed as the exchange agent for the Exchange Offer. Questions relating to the procedure for tendering, as well as requests for additional copies of this prospectus or the accompanying letter of transmittal, should be directed to the exchange agent addressed as follows:

By Hand, Overnight Delivery or Mail

(Registered or Certified Mail Recommended):

U. S. Bank National Association

Attn: Specialized Finance

111 Fillmore Avenue

St. Paul, MN 55107-1402

Phone: (800) 934-6802

Fax: (651) 466-7372

Attn: Specialized Finance

Email: cts.specfinance@usbank.com

Originals of all documents sent by facsimile should be promptly sent to the exchange agent by mail, by hand or by overnight delivery service.

Solicitation of Tenders; Expenses

We have not retained any dealer-manager or similar agent in connection with the Exchange Offer and we will not make any payments to brokers, dealers or others for soliciting acceptances of the Exchange Offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for actual and reasonable out-of-pocket expenses. The expenses to be incurred in connection with the Exchange Offer, including the fees and expenses of the exchange agent and printing, accounting and legal fees, will be paid by us.

No person has been authorized to give any information or to make any representations in connection with the Exchange Offer other than those contained in this prospectus. If given or made, the information or representations should not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any exchange made in the Exchange Offer will, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or any earlier date as of which information is given in this prospectus.

The Exchange Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Original Notes in any jurisdiction in which the making of the Exchange Offer or the acceptance would not be in compliance with the laws of the jurisdiction. However, we may, at our discretion, take any action as we may deem necessary to make the Exchange Offer in any jurisdiction.

Appraisal or Dissenters’ Rights

Holders of Original Notes will not have appraisal or dissenters’ rights in connection with the Exchange Offer.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the transfer of Original Notes to us and the issuance of Exchange Notes to you in the Exchange Offer—unless you instruct us to issue or cause to be issued Exchange Notes, or request that Original Notes not tendered or accepted in the Exchange Offer be returned, to a person other than the tendering holder. If transfer taxes are imposed for any such other reason, the amount of those transfer taxes, whether imposed on the registered holder or any other person, will be payable by the tendering holder.

If satisfactory evidence of payment of or exemption from those transfer taxes is not submitted with the letter of transmittal, if applicable, the amount of those transfer taxes will be billed directly to the tendering holder and/or withheld from any amounts due to such holder.

Income Tax Considerations

We advise you to consult your own tax advisers as to your particular circumstances and the effects of any U.S. federal, state, local or foreign tax laws to which you may be subject.

The discussion in this prospectus is based upon the provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code,” Treasury regulations promulgated thereunder, administrative rulings and pronouncements and judicial decisions, all as in effect on the date of this prospectus and all of which are subject to change, possibly with retroactive effect, or to different interpretations.

The exchange of an Original Note for an Exchange Note will not constitute a taxable exchange and will not result in taxable income, gain or loss being recognized by you for U.S. federal income tax purposes. Immediately after the exchange, you will have the same adjusted tax basis and holding period in each Exchange Note received as you had immediately prior to the exchange in the corresponding Original Note surrendered. See “Certain U.S. Federal Income Tax Considerations” for more information.

Consequences of Failure to Exchange

As a consequence of the offer or sale of the Original Notes pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws, holders of Original Notes who do not exchange Original Notes for Exchange Notes in the Exchange Offer will continue to be subject to the restrictions on transfer of the Original Notes. In general, the Original Notes may not be offered or sold unless such offers and sales are registered under the Securities Act, or exempt from, or not subject to, the registration requirements of the Securities Act and applicable state securities laws.

UPON COMPLETION OF THE EXCHANGE OFFER, DUE TO THE RESTRICTIONS ON TRANSFER OF THE ORIGINAL NOTES AND THE ABSENCE OF SIMILAR RESTRICTIONS APPLICABLE TO THE EXCHANGE NOTES, IT IS HIGHLY LIKELY THAT THE MARKET, IF ANY, FOR ORIGINAL NOTES WILL BE LESS LIQUID THAN THE MARKET FOR EXCHANGE NOTES. CONSEQUENTLY, HOLDERS OF ORIGINAL NOTES WHO DO NOT PARTICIPATE IN THE EXCHANGE OFFER COULD EXPERIENCE SIGNIFICANT DIMINUTION IN THE VALUE OF THEIR ORIGINAL NOTES COMPARED TO THE VALUE OF THE EXCHANGE NOTES.

DESCRIPTION OF THE NOTES

In this section, the words “Company,” “Issuer,” “we,” “us,” “our” or similar references refer only to WESCO Distribution, Inc., excluding its subsidiaries. The Original Notes were, and the Exchange Notes will be, issued under an indenture, dated as of June 15, 2016, which we refer to as the “Indenture,” among the Company, WESCO International, Inc., as parent guarantor, which we refer to as the “Parent Guarantor,” and U.S. Bank National Association, as trustee, which we refer to as the “Trustee”. The Exchange Notes will be identical in all material respects to the Original Notes, except that the Exchange Notes will have been registered under the Securities Act and will be free of any obligation regarding registration, including the payment of special interest upon failure to file or have declared effective an Exchange Offer registration statement or to consummate an Exchange Offer by certain dates.

The statements under this caption relating to the Indenture and the Notes are summaries and are not a complete description thereof, and where reference is made to particular provisions, such provisions, including the definitions of certain terms, are qualified in their entirety by reference to all of the provisions of the Indenture and the Notes and those terms made part of the Indenture by the Trust Indenture Act of 1939, as amended, which we refer to as the “Trust Indenture Act.” The definitions of certain capitalized terms used in the following summary are set forth under “—Certain Definitions.” For more information on how you can obtain a copy of the Indenture, see “Where You Can Find More Information” and “Information We Incorporate By Reference.”

General

The Original Notes were issued in an aggregate principal amount of $350,000,000. The Company will issue up to $350,000,000 aggregate principal amount of Exchange Notes. The Company may issue additional Notes, which we refer to as the “Additional Notes,” under the Indenture. The Notes and any Additional Notes subsequently issued under the Indenture would be treated as a single class for all purposes of the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

The Notes will mature on June 15, 2024. Interest on the Notes will accrue at the rate of 5.375% per annum. Interest on the Notes will be payable in cash semi-annually in arrears on June 15 and December 15 of each year, to Holders of record on the June 1 or December 1 immediately preceding such interest payment date. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the Issue Date. Interest will be computed on the basis of a 360-day year comprising twelve 30-day months, and in the case of an incomplete month, the number of days elapsed. The redemption price at final maturity for the Notes will be 100% of their principal amount.

Principal of and premium, if any, and interest on the Notes will be payable at the office or agency of the Issuer maintained for such purpose in the City and State of New York, which we refer to as the “Paying Agent,” or in the city in the United States in which the Trustee’s Corporate Trust Office is located or, at the option of the Issuer, payment of interest may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders of Notes; provided that if any Holder has given wire transfer instructions to the Issuer or the Paying Agent at least 15 days prior to the payment date, all payments of principal, premium, if any, and interest with respect to the Notes held by such Holder will be made by wire transfer of immediately available funds to the account specified by such Holder. Until otherwise designated by the Issuer, the Issuer’s office or agency in the City and State of New York will be the office of the Trustee maintained for such purpose in the City and State of New York. The Issuer may change the Paying Agent or registrar without prior notice to the Holders, and the Issuer or any of the Subsidiaries may act as a Paying Agent or registrar.

The Notes will be issued in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

Ranking and Guarantee

The Notes will be senior obligations of the Issuer, ranking pari passu in right of payment with all other existing and future senior obligations of the Issuer, including obligations under other unsubordinated

Indebtedness. The Notes will be effectively subordinated to all existing and future obligations of the Issuer that are secured by liens on any property or assets of the Issuer, including the Senior Secured Credit Facilities, to the extent of the value of the collateral securing such obligations, and will be structurally subordinated to all liabilities (including trade payables) of the non-Guarantor Subsidiaries and senior in right of payment to all existing and future obligations of the Issuer that are, by their terms, subordinated in right of payment to the Notes.

Initially, the Notes will be guaranteed by the Parent Guarantor and not by any of the Parent Guarantor’s or the Issuer’s Subsidiaries. In the event of a bankruptcy, liquidation or reorganization of any of the non-Guarantor Subsidiaries, such non-Guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute or contribute, as the case may be, any of their assets to the Issuer or the Parent Guarantor. Therefore, the Notes and the Guarantee of the Parent Guarantor, which we refer to as the “Parent Guarantee,” are effectively subordinated to the liabilities of the non-Guarantor Subsidiaries. For the twelve months ended September 30, 2016 our subsidiaries, which will not guarantee the Notes, represented approximately 54.9% of our total revenues. In addition, these non-guarantor subsidiaries represented approximately 83.3% and 42.4% of our total assets and total liabilities, respectively, as of September 30, 2016 (excluding, in each case, intercompany amounts). See “Risk Factors—None of our subsidiaries will guarantee the Notes, and the assets and revenue of our non-guarantor subsidiaries may not be available to make payments on the Notes.” If required by the covenant described under “Certain Covenants—Additional Note Guarantees,” certain of the Subsidiaries may be required to provide a Guarantee of the Notes in the future.

The Parent Guarantee will be a senior obligation of the Parent Guarantor, ranking pari passu in right of payment with all other senior obligations of the Parent Guarantor, including obligations under other unsubordinated Indebtedness. The Parent Guarantee will be effectively subordinated to all existing and future obligations incurred by the Parent Guarantor that are secured by liens on any property or assets of the Parent Guarantor, including the Senior Secured Credit Facilities, to the extent of the value of the collateral securing such obligations, structurally subordinated to all liabilities (including trade payables) of the non-Guarantor Subsidiaries and senior in right of payment to all existing and future obligations of the Parent Guarantor that are, by their terms, subordinated in right of payment to the Parent Guarantee.

As of September 30, 2016, we had $623.7 million aggregate principal amount of Secured Debt outstanding. In addition, as of the same date we had approximately $512.8 million of availability under the Issuer’s ABL Credit Facility (excluding approximately $20.5 million of letters of credit outstanding) and $109.6 million of availability under the Receivables Facility.

The Parent Guarantor and any future Subsidiary of the Issuer required to provide a Guarantee under the covenant described under “Certain Covenants—Additional Note Guarantees” will Guarantee the Notes on the terms and conditions set forth in the Indenture.

A Note Guarantee of a Guarantor (other than clauses (a) and (b) below with respect to a company that is a direct or indirect parent of the Issuer) will be unconditionally and automatically released and discharged upon any of the following:

(a) any Transfer (including, without limitation, by way of consolidation or merger) by any Guarantor to any Person that is not a Guarantor of all or substantially all of the properties and assets of such Guarantor; provided that such Guarantor is also released from all of its obligations in respect of Indebtedness under each Credit Facility and any other Indebtedness that gave rise to the obligation to provide such Note Guarantee;

(b) any Transfer directly or indirectly (including, without limitation, by way of consolidation or merger) to any Person that is not a Guarantor of Equity Interests of a Guarantor or any issuance by a Guarantor of its Equity Interests, such that such Guarantor ceases to be a Subsidiary; provided that such

Guarantor is also released from all of its obligations in respect of Indebtedness under each Credit Facility and any other Indebtedness that gave rise to the obligation to provide such Note Guarantee;

(c) the release of such Guarantor from all obligations of such Guarantor in respect of Indebtedness under each Credit Facility and any other Indebtedness that gave rise to the obligation to provide such Note Guarantee; or

(d) upon legal defeasance, covenant defeasance or satisfaction and discharge of the Indenture as provided below under the captions “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge.”

No such release and discharge of a Note Guarantee of a Guarantor shall be effective against the Trustee or the Holders of Notes to which such Note Guarantee relates (i) if an Event of Default shall have occurred and be continuing under the Indenture as of the time of such proposed release until such time as such Event of Default is cured and waived (unless such release is in connection with the sale of the Equity Interests in such Guarantor constituting collateral for a Credit Facility in connection with the exercise of remedies against such Equity Interests or in connection with a Transfer permitted by the Indenture if, but for the existence of such Event of Default, such Guarantor would otherwise be entitled to be released from its Guarantee following the sale of such Equity Interests) and (ii) until the Issuer shall have delivered to the Trustee an officer’s certificate, upon which the Trustee shall have the right to rely, stating that all conditions precedent provided for in the Indenture relating to such release and discharge have been complied with and that such release and discharge is permitted under the Indenture. At the request of the Issuer, and upon being provided an officer’s certificate, the Trustee shall execute and deliver an instrument evidencing such release.

Optional Redemption

At any time prior to June 15, 2019, the Issuer may on any one or more occasions redeem up to (i) 35% of the original aggregate principal amount of Notes issued under the Indenture and (ii) all or a portion of any Additional Notes issued after the Issue Date, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 105.375% of the principal amount of the Notes redeemed, plus accrued and unpaid interest, if any, to but excluding the date of redemption, with an amount of cash no greater than the cash proceeds (net of underwriting discounts and commissions) of all Equity Offerings since the Issue Date; provided that:

(1) at least 65% (calculated after giving effect to any issuance of Additional Notes) of the aggregate principal amount of Notes issued under the Indenture (excluding Notes held by the Issuer and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2) the redemption occurs within 180 days of the date of the closing of such Equity Offering.

In addition, prior to June 15, 2019, the Issuer may redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to but excluding the applicable redemption date, plus the Make-Whole Premium. The Indenture will provide that with respect to any such redemption the Issuer will notify the Trustee of the Make-Whole Premium with respect to the Notes promptly after the calculation and the Trustee will not be responsible for verifying or otherwise for such calculation.

On or after June 15, 2019, the Issuer may on any one or more occasions redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, on the Notes redeemed, to but excluding the applicable date of redemption (subject to the rights of Holders of Notes to be redeemed on or after a record date for the payment of interest to receive interest on the relevant interest payment date), if redeemed during the twelve-month period beginning on June 15 of the years indicated below:

Year	Percentage
2019	104.031%
2020	102.688%
2021	101.344%
2022 and thereafter	100.000%

Unless the Issuer defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date. The Issuer may provide in such notice that payment of the redemption price and performance of the Issuer’s obligations with respect to such redemption may be performed by another Person.

In addition, the Issuer may acquire Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Indenture.

Notwithstanding the foregoing, the payment of accrued but unpaid interest in connection with the redemption of Notes is subject to the rights of a Holder of Notes on a record date for the payment of interest whose Notes are to be redeemed on or after such record date but on or prior to the related interest payment date to receive interest on such interest payment date.

Selection and Notice Regarding Notes

If less than all of the Notes are to be redeemed at any time, selection of such Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes to be redeemed are listed or, if the Notes are not so listed, on a pro rata basis (or, in the case of Notes in global form, the Notes will be selected for redemption based on DTC’s applicable procedures); provided that no Notes with a principal amount of $2,000 or less shall be redeemed in part. Notice of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address (or to the extent permitted or required by applicable DTC procedures or regulations with respect to global Notes, sent electronically). If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on such Notes or portions thereof called for redemption. Redemption amounts shall only be paid upon presentation and surrender of any such Notes to be redeemed.

Any redemption and notice thereof pursuant to the Indenture may, in the Issuer’s discretion, be subject to the satisfaction of one or more conditions precedent.

Mandatory Redemption

The Issuer is not required to make any mandatory redemption or sinking fund payments with respect to the Notes.

Repurchase at the Option of Holders

Asset Dispositions

The Parent Guarantor will not, and will not permit any of its Subsidiaries to, directly or indirectly, consummate any Asset Disposition unless:

(1) the Parent Guarantor or such Subsidiary receives consideration at least equal to the fair market value (such fair market value to be determined in good faith by the Issuer on the date of contractually agreeing to such Asset Disposition) of the equity or assets subject to such Asset Disposition;

(2) at least 75% of the consideration received by the Parent Guarantor or such Subsidiary is in the form of cash or cash equivalents, Additional Assets or any combination thereof, which we refer to collectively as the “Cash Consideration,” and

(3) within 365 days, including the 365th day, from the later of the date of such Asset Disposition or the receipt of such Net Available Cash, an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Parent Guarantor (or such Subsidiary, as the case may be) at its option:

(A) to prepay, repay, redeem or purchase Secured Debt of the Issuer or any Guarantor or Indebtedness of a Wholly Owned Subsidiary that is not a Guarantor (in each case other than Indebtedness owed to the Issuer or an Affiliate of the Issuer), provided such prepayment, repayment, redemption or purchase permanently retires, or reduces the related loan commitment (if any) for, such Indebtedness in an amount equal to the principal amount so prepaid, repaid, redeemed or purchased;

(B) to acquire Additional Assets or to make any other capital expenditures (provided that this requirement shall be deemed satisfied if the Parent Guarantor (or such Subsidiary, as the case may be) by the end of such 365-day period has entered into a binding agreement under which it is contractually committed to acquire Additional Assets and such acquisition is consummated within the later of the end of such 365-day period or within 180 days from the date on which such binding agreement is entered into);

(C) to make an offer to the Holders of the Notes (and to holders of other Pari Passu Indebtedness of the Issuer designated by the Issuer) to purchase Notes (and such other Pari Passu Indebtedness of the Issuer) pursuant to and subject to the conditions contained in the Indenture, as set forth below (other than with respect to Excess Proceeds and that such offer may be made at any time prior to the end of such 365-day period), and in the instruments governing such Pari Passu Indebtedness; and

(D) to the extent of the balance of such Net Available Cash after application in accordance with clauses (A), (B) and (C), for any purpose permitted by the terms of the Indenture.

Pending application of Net Available Cash pursuant to this covenant, such Net Available Cash shall be applied to temporarily reduce revolving credit Indebtedness or in any manner not prohibited by the Indenture.

For the purposes of this covenant, the following are deemed to be Cash Consideration:

•	any liabilities, as shown on the Parent Guarantor’s or any of its Subsidiaries’ most recent balance sheet, of the Parent Guarantor or such Subsidiary (other than contingent liabilities) that are assumed by the transferee of any such assets either by operation of law or pursuant to (1) a customary novation agreement that releases the Parent Guarantor or such Subsidiary from further liability or (2) an assignment agreement that includes, in lieu of such a release, the agreement of the transferee or its parent company to indemnify and hold harmless the Issuer or such Subsidiary from and against any loss, liability or cost in respect of such assumed liability;

•	any securities, notes or other obligations received by the Parent Guarantor or any of its Subsidiaries from such transferee that are converted by the Parent Guarantor or such Subsidiary into cash or cash equivalents within 360 days after such Asset Disposition, to the extent of the cash and cash equivalents received in that conversion; and

•	any Designated Non-cash Consideration received by the Parent Guarantor or any of its Subsidiaries in such Asset Disposition having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause that has at that time not been converted into cash or a cash equivalent, not to exceed the greater of (x) $100.0 million and (y) 2.0% of Consolidated Total Assets at the time of the receipt of such Designated Non-cash Consideration (with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

The amount of Net Available Cash not applied or invested as provided above will constitute “Excess Proceeds” (other than any Net Available Cash remaining after the Issuer has made an offer to purchase Notes pursuant to clause (C) above). When the aggregate amount of Excess Proceeds equals or exceeds $100.0 million, the Issuer shall make an offer to purchase Notes, which we refer to as an “Offer,” within ten business days thereof, and shall purchase Notes tendered pursuant to an Offer by the Issuer for the Notes and other Pari Passu Indebtedness that contemporaneously requires the purchase, prepayment or redemption of such Indebtedness with the proceeds of sales of assets at a purchase price of 100% of their principal amount without premium, plus accrued but unpaid interest (including additional interest, if any) (or, in respect of such other Pari Passu Indebtedness, such lesser price, if any, as may be provided for by the terms of such Pari Passu Indebtedness) to, but excluding, the date such Offer is consummated, in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture and the terms of such other Pari Passu Indebtedness. If any Excess Proceeds remain after consummation of an Offer and the contemporaneous offer with respect to any other Pari Passu Indebtedness contemplated above, the Issuer may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate purchase price of the securities tendered exceeds the amount of Excess Proceeds, the Issuer shall allocate the Excess Proceeds between such securities on a pro rata basis and will select the Notes to be purchased on a pro rata basis but in denominations of $2,000 principal amount or integral multiples of $1,000 in excess thereof. The remainder of the Excess Proceeds allocable to the other Pari Passu Indebtedness will be repurchased as provided pursuant to the terms of such Indebtedness. Upon completion of such an Offer to purchase, Excess Proceeds will be deemed to be reset to zero.

The Issuer will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of its compliance with such securities laws or regulations.

Change of Control

Upon the occurrence of a Change of Control or, at the Issuer’s option, prior to the consummation of a Change of Control but after it is publicly announced, the Issuer will make an offer, as described below, which we refer to as the “Change of Control Offer,” to the Holders of all of the outstanding Notes at an offer price in cash equal to 101% of the principal amount tendered, plus accrued and unpaid interest, if any, thereon to, but not including, the purchase date, which we refer to as the “Change of Control Payment.” Within 30 days following any Change of Control or, at the Issuer’s option, prior to the consummation of such Change of Control but after the public announcement thereof, the Issuer will mail (or to the extent permitted or required by applicable DTC procedures or regulations with respect to global Notes, sent electronically) a notice to each Holder and the Trustee describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the purchase date specified in such notice (which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as required by law), which we refer to as the “Change of Control Payment Date” pursuant to the procedures required by the Indenture and described in such notice. Such obligation will not continue after a discharge of the Issuer or defeasance from its obligations with respect to the Notes. See “—Legal Defeasance and Covenant Defeasance.”

On the Change of Control Payment Date, the Issuer will, to the extent lawful:

(1) accept for payment all Notes or portions thereof (in minimum amounts of $2,000 or an integral multiple of $1,000 in excess thereof) properly tendered pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(3) deliver or cause to be delivered to the Trustee for cancellation all Notes so accepted together with an officer’s certificate stating the aggregate principal amount of Notes (or portions thereof) being purchased by the Issuer.

The Paying Agent will promptly remit to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and deliver (or cause to be transferred by book entry) to each Holder of Notes a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

If Holders of not less than 90% in aggregate principal amount of the then outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Issuer, or any other Person making a Change of Control Offer in lieu of the Issuer as described below, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuer will have the right, upon not less than 15 nor more than 30 days’ prior notice, given not more than 15 days following such purchase pursuant to the Change of Control Offer described above, to redeem all Notes that remain outstanding following such purchase at a redemption price in cash equal to the applicable Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest to, but not including, the date of redemption.

Except as described above with respect to a Change of Control, the Indenture will not contain provisions that permit the Holders of the Notes to require that the Issuer offer to repurchase the Notes in the event of a takeover, recapitalization or similar transaction with respect to the Issuer.

The Issuer will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture with respect to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (2) notice of redemption has been given or will be given pursuant to the Indenture as described above under the caption “—Optional Redemption” prior to the date the Issuer is required to send notice of the Change of Control Offer to the Holders of the Notes, unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made and such Change of Control Offer is otherwise made in compliance with the provisions of this covenant.

The Senior Secured Credit Facilities contain, and future Indebtedness may contain, prohibitions on the occurrence of certain events that would constitute a Change of Control or an Asset Disposition or require the repayment or repurchase of such Indebtedness upon a Change of Control or an Asset Disposition. Moreover, the acceptance by the Holders of the Issuer’s Change of Control Offer could cause a default under the Senior Secured Credit Facilities and/or such Indebtedness, even if the Change of Control or Asset Disposition itself does not. Finally, the Issuer’s ability to pay cash to the Holders of Notes following the occurrence of a Change of Control or an Asset Disposition may be limited by its then-existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases and there can be no assurance that the Issuer would be able to obtain financing to make such repurchases. Even if sufficient funds were otherwise available, the terms of the Senior Secured Credit Facilities do, and future Indebtedness may, prohibit the Issuer’s prepayment of Notes before their scheduled maturity. Consequently, if the Issuer is not able to prepay amounts due under the Senior Secured Credit Facilities and any such other Indebtedness containing similar restrictions or obtain requisite consents, the Issuer will be unable to fulfill its repurchase obligations if Holders of Notes exercise their repurchase rights following a Change of Control or an Asset Disposition, resulting in a Default under the Indenture. A Default under the Indenture would constitute a default under the Senior Secured Credit Facilities and could constitute a default under other Indebtedness.

The Issuer’s obligation to make a Change of Control Offer upon a Change of Control may deter a third party from acquiring the Issuer in a transaction that constitutes a Change of Control. The definition of “Change of Control” includes a phrase relating to the transfer of “all or substantially all” of the assets of the Issuer and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Issuer to repurchase its Notes as a result of a transfer of less than all of the assets of the Parent Guarantor and its Subsidiaries taken as a whole to another Person may be uncertain.

Certain Covenants

Termination of Certain Covenants when Notes Rated Investment Grade

If on any date following the Issue Date (i) the Notes have Investment Grade Ratings from both Rating Agencies and (ii) no Default has occurred and is continuing under the Indenture (we refer to the occurrence of the events described in the foregoing clauses (i) and (ii) collectively as a “Covenant Termination Event”), the Parent Guarantor and its Subsidiaries will not be subject to the following covenants, which we refer to collectively as the “Terminated Covenants”:

(1) “—Limitations on Restricted Payments”;

(2) “—Repurchase at the Option of Holders—Asset Dispositions”;

(3) clause (2) of the covenant described below under the caption “—Limitation on Sale and Leaseback Transactions”; and

(4) “—Additional Note Guarantees.”

In the event that a Covenant Termination Event occurs, the Parent Guarantor and its Subsidiaries will no longer be subject to the Terminated Covenants, regardless of whether and on any subsequent date one or both Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the Notes below an Investment Grade Rating.

The Trustee shall have no responsibility to monitor any change in the rating of the Notes. There can be no assurance that the Notes will ever achieve or maintain Investment Grade Ratings.

Limitation on Restricted Payments

The Parent Guarantor will not, and will not permit any of its Subsidiaries to, directly or indirectly, make any Restricted Payment if at the time of such Restricted Payment:

(a) a Default shall have occurred and be continuing or shall occur as a consequence thereof;

(b) after giving effect to such Restricted Payment (including, without limitation, the incurrence of any Indebtedness to finance such Restricted Payment), the Consolidated Fixed Charge Coverage Ratio would be less than 2.00 to 1.00; or

(c) the amount of such Restricted Payment, when added to the aggregate amount of all other Restricted Payments made after November 26, 2013 (other than Restricted Payments made pursuant to clauses (b), (c), (d), (e), (f), (g) or (h) of the next paragraph), exceeds the sum, which we refer to as the “Restricted Payments Basket” of (without duplication):

(i) 50% of Consolidated Net Income of the Parent Guarantor and its Subsidiaries determined in accordance with GAAP for the period (taken as one accounting period) commencing on July 1, 2013 to and including the last day of the fiscal quarter ended immediately prior to the date of such calculation for which consolidated financial statements are available (or, if such Consolidated Net Income shall be a deficit, minus 100% of such aggregate deficit), plus

(ii) 100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by the Parent Guarantor, of property and marketable securities received by the Parent Guarantor from the issuance and sale of Qualified Equity Interests of the Parent Guarantor after November 26, 2013 or from the issue or sale of convertible or exchangeable Disqualified Equity Interests of the Parent Guarantor or convertible or exchangeable debt securities of the Parent Guarantor, in each case that have been converted into or exchanged for Qualified Equity Interests of the Parent Guarantor, other than (A) any such proceeds which are used to redeem Notes in accordance with the second paragraph under “—Optional Redemption” or (B) any such proceeds or assets received from a Subsidiary of the Parent Guarantor, plus

(iii) the aggregate amount by which Indebtedness incurred by the Parent Guarantor or any of its Subsidiaries subsequent to November 26, 2013 is reduced on the Parent Guarantor’s consolidated balance sheet upon the conversion or exchange (other than by a Subsidiary of the Parent Guarantor) into Qualified Equity Interests of the Parent Guarantor (less the amount of any cash, or the fair value of assets, distributed by the Parent Guarantor or any Subsidiary upon such conversion or exchange), plus

(iv) 50% of any cash dividends or distributions received by the Parent Guarantor or any of its Subsidiaries after November 26, 2013 from any unconsolidated Person, to the extent that such dividends or distributions were not otherwise included in Consolidated Net Income.

As of September 30, 2016, the amount of the Restricted Payments Basket was approximately $332.0 million.

The foregoing provisions will not prohibit:

(a) the payment by the Parent Guarantor of any dividend or the consummation of any redemption within 60 days after the date of declaration thereof or the giving of the redemption notice, as the case may be, if on the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of the Indenture;

(b) the repurchase or redemption of any Equity Interests of the Parent Guarantor in exchange for, or out of the proceeds of the substantially concurrent issuance and sale of, Qualified Equity Interests;

(c) payments by the Parent Guarantor to redeem Equity Interests of the Parent Guarantor held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates) of the Parent Guarantor or its Subsidiaries, upon their death, disability, retirement, severance or termination of employment or service or other repurchase event pursuant to any management equity plan or stock option plan, shareholders’ agreement or any other management or employee benefit plan or agreement or arrangement; provided that the aggregate cash consideration paid for all such redemptions shall not exceed (A) $10.0 million in any calendar year (with unused amounts in any calendar year being permitted to be carried over to succeeding calendar years subject to a maximum of

$20.0 million in any calendar year); plus (B) the amount of any net cash proceeds received by the Parent Guarantor from the issuance and sale after November 26, 2013 of Qualified Equity Interests of the Parent Guarantor to officers, directors or employees of the Parent Guarantor or its Subsidiaries that have not been applied to the payment of Restricted Payments pursuant to this clause (c), plus (C) the net cash proceeds of any “key-man” life insurance policies that have not been applied to the payment of Restricted Payments pursuant to this clause (c); provided, that neither (x) cancellation of Indebtedness owing to the Parent Guarantor from any current or former officer, director or employee (or any permitted transferees thereof) of the Parent Guarantor or any of its Subsidiaries (or any direct or indirect parent company thereof), in connection with a repurchase of Equity Interests of the Parent Guarantor from such Persons nor (y) any payments or other obligations arising in respect of Equity Interests of the Parent Guarantor held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates) in connection with or resulting from the announcement or consummation of a Change of Control, will be deemed to constitute a Restricted Payment for purposes of this covenant or any other provisions of the Indenture;

(d) repurchases, acquisitions or retirements for value of Equity Interests (i) deemed to occur upon the exercise of stock options, warrants, rights to acquire Equity Interests or other convertible securities if the Equity Interests represent a portion of the exercise price thereof, or in connection with the withholding of a portion of the Equity Interests granted or awarded to an employee to pay for the taxes payable by such employee upon such grant or award or (ii) upon cancellation or forfeiture of stock options, warrants, rights to acquire Equity Interests or other convertible securities;

(e) Restricted Payments to allow the payment of cash in lieu of the issuance of fractional shares upon (i) the exercise of options or warrants or (ii) the conversion or exchange of Equity Interests of any Person (including in a merger, consolidation, amalgamation or similar transaction) and payments of cash to dissenting shareholders in connection with a merger, consolidation, amalgamation, transfer of assets;

(f) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Subsidiary of the Parent Guarantor to the holders of its Equity Interests on a pro rata basis;

(g) Restricted Payments in an amount not to exceed $200.0 million since the Issue Date (provided, however that any Restricted Payment made under clause (g) of the second paragraph of Section 4.10 of the 2021 Indenture on or after November 26, 2013 and prior to the Issue Date shall be treated as a utilization of this clause (g));

(h) the repurchase or redemption of common stock or Preferred Stock purchase rights of the Parent Guarantor issued in connection with any stockholders rights plan; and

(i) other Restricted Payments if, at the time of the making of such payments, and after giving effect thereto (including, without limitation, the incurrence of any Indebtedness to finance such payment), the Total Leverage Ratio would not exceed 3.00 to 1.00, provided that (a) in the case of any Restricted Payment pursuant to clause (g) or (i) above, no Default shall have occurred and be continuing or shall occur as a consequence thereof and (b) no issuance and sale of Qualified Equity Interests that are used to make a payment pursuant to clauses (b) or (c)(B) above shall increase the Restricted Payments Basket.

For purposes of determining compliance with this “Limitation on Restricted Payments” covenant, in the event that a payment or other action meets the criteria of more than one of the exceptions described in clauses (a) through (i) above, or is entitled to be made pursuant to the first paragraph of this covenant, the Issuer will be permitted to classify such payment or other action on the date of its occurrence in any manner that complies with this covenant. Payments or other actions permitted by this covenant need not be permitted solely by reference to one provision permitting such payment or other action, but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting payment or other action.

If the Parent Guarantor or any of its Subsidiaries makes a Restricted Payment which, at the time of the making of such Restricted Payment, in the good faith determination of the Parent Guarantor or such Subsidiary, would be permitted under the requirements of the Indenture, such Restricted Payment shall be deemed to have been made in compliance with the Indenture notwithstanding any subsequent adjustment made in good faith to the Parent Guarantor’s financial statements affecting Consolidated Net Income.

Limitation on Liens

The Parent Guarantor will not at any time create, incur, assume or guarantee, and will not cause or permit any of its Subsidiaries to create, incur, assume or guarantee, any Secured Debt, which we refer to as the “Initial Security Interest,” and the Parent Guarantor will not at any time create, and will not cause or permit any of its Subsidiaries to create, any Security Interest securing any Indebtedness existing on the date of the Indenture that would constitute Secured Debt if it were secured by a Security Interest, without first making effective provision whereby the Notes shall be secured by the Security Interest securing such Secured Debt equally and ratably with any and all other obligations and indebtedness so secured, so long as such other obligations and indebtedness shall be so secured; provided, however, that the foregoing prohibition will not prevent the creation, incurrence, assumption or guarantee of the following permitted Security Interests, which we refer to as the “Permitted Security Interests”:

(1) Security Interests on property acquired, constructed, developed or improved after the date of the Indenture by the Parent Guarantor or any of its Subsidiaries and created prior to or contemporaneously with, or within 180 days after the acquisition, construction, development or improvement of property that is a parcel of real property, a building, machinery or equipment;

(2) Security Interests on property at the time of acquisition which secure obligations assumed by the Parent Guarantor or any of its Subsidiaries, or on the property or on the outstanding shares or Indebtedness of a corporation or firm at the time it becomes a Subsidiary or is merged into or consolidated with the Parent Guarantor or any of its Subsidiaries, or on properties of a corporation or firm acquired by the Parent Guarantor or any of its Subsidiaries as an entirety or substantially as an entirety; provided that the Security Interests may not extend to any other property of the Parent Guarantor or such Subsidiary other than proceeds and products of such property, shares or Indebtedness and accessions thereto;

(3) Security Interests arising from conditional sales agreements or title retention agreements with respect to property acquired by the Parent Guarantor or any of its Subsidiaries;

(4) Security Interests securing Indebtedness of a Subsidiary of the Parent Guarantor owing to the Parent Guarantor or to another of the Parent Guarantor’s Subsidiaries;

(5) Security Interests (a) to secure obligations under Credit Facilities or (b) in accounts receivable and related assets of the types specified in the definition of “Qualified Receivables Transaction” incurred in connection with a Qualified Receivables Transaction, in an aggregate principal amount under clauses (a) and (b) combined not to exceed the greater of (x) $2,000.0 million and (y) the maximum amount that would not cause the Senior Secured Leverage Ratio to exceed 3.00 to 1.00 after giving pro forma effect to the incurrence of the obligations to be secured by such Security Interests and the application of the proceeds therefrom;

(6) Security Interests existing on the Issue Date and extensions, renewals and replacements of any such Security Interests so long as such Security Interests are not extended to any other property of the Parent Guarantor or any of its Subsidiaries;

(7) any Security Interest arising by reason of deposits with, or the giving of any form of security to, any governmental agency or any body created or approved by law or governmental regulations, which is required by law or governmental regulation as a condition to the transaction of any business, or the exercise of any privilege, franchise or license;

(8) carriers’, warehousemen’s, mechanics’ and other statutory liens arising in the ordinary course of business (including construction of facilities) in respect of obligations that are not due or that are being contested in good faith;

(9) Security Interests for taxes, assessments or governmental charges not yet delinquent or for taxes, assessments or governmental charges that are being contested in good faith;

(10) Security Interests (including judgment liens) arising in connection with legal proceedings so long as such proceedings are being contested in good faith and, in the case of judgment liens, execution thereon is stayed or not giving rise to an Event of Default;

(11) landlords’ liens on fixtures on premises leased in the ordinary course of business;

(12) Security Interests to secure the performance of statutory obligations, insurance, surety or appeal bonds, performance bonds, or other obligations of a like nature incurred in the ordinary course of business (including Security Interests to secure letters of credit issued to assure payment of such obligations);

(13) Security Interests on assets of the Parent Guarantor or any of its Subsidiaries securing Indebtedness consisting of Hedging Obligations or Treasury Management Arrangements;

(14) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially impair the use of said properties in the operation of the business of the Parent Guarantor and its Subsidiaries;

(15) Security Interests in favor of customs or revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods incurred in the ordinary course of business;

(16) Security Interests on insurance policies and proceeds thereof, or other deposits, to secure insurance premium financings;

(17) filing of Uniform Commercial Code financing statements as a precautionary measure in connection with operating leases;

(18) bankers’ liens and rights of setoff;

(19) Security Interests in cash, cash equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;

(20) Security Interests on specific items of inventory or other goods (and the proceeds thereof) of the Parent Guarantor or any of its Subsidiaries securing such Person’s obligations in respect of bankers’ acceptances or trade-related letters of credit issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(21) grants of intellectual property licenses (including software and other technology licenses) in the ordinary course of business;

(22) Security Interests incurred or pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security and employee health and disability benefits (including pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements);

(23) deposits made in the ordinary course of business to secure liability to insurance carriers;

(24) Security Interests to secure partial, progress, advance or other payments or any Indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction, development, or substantial repair, alteration or improvement of the property subject to such Security Interests if the commitment for the financing is obtained not later than 180 days after the later of the completion of or the placing into operation (exclusive of test and start-up periods) of such property;

(25) options, put and call arrangements, rights of first refusal and similar rights relating to investments in joint ventures, partnerships and the like; or

(26) other Security Interests securing Indebtedness, in an aggregate principal amount for the Parent Guarantor and its Subsidiaries, together with the amount of Attributable Indebtedness incurred in connection with Sale and Leaseback Transactions, not exceeding at the time such Security Interest is created or assumed the greater of (x) $200.0 million and (y) 4% of Consolidated Total Assets.

Additionally, such permitted Secured Debt includes (with certain limitations) any extension, renewal or refunding, in whole or in part, of any Secured Debt permitted at the time of the original incurrence thereof.

Any Security Interest created for the benefit of the Holders of the Notes pursuant to this covenant shall provide by its terms that such Security Interest shall be unconditionally and automatically released and discharged upon the release and discharge of the Initial Security Interest.

For purposes of determining compliance with this “Limitation on Liens” covenant, a Security Interest securing an item of Secured Debt need not be permitted solely by one category of Permitted Security Interest but may be permitted in part under any combination thereof, and if a Permitted Security Interest meets the criteria or more than one of the exceptions described in clauses (1) through (26) above, the Parent Guarantor may, in its sole discretion, classify the Permitted Security Interest in any manner that complies with this covenant.

Limitation on Sale and Leaseback Transactions

The Indenture provides that the Parent Guarantor will not, and may not permit any of its Subsidiaries to, engage in any Sale and Leaseback Transaction unless:

(1) the Parent Guarantor or such Subsidiary would be entitled to incur Secured Debt pursuant to the covenant described under the caption “Limitation on Liens” equal in amount to the net proceeds of the property sold or transferred or to be sold or to be transferred pursuant to such Sale and Leaseback Transaction and secured by a Security Interest on the property to be leased, without equally and ratably securing the debt securities outstanding under the Indenture as provided under said section; or

(2) the Parent Guarantor or such Subsidiary shall apply, within 180 days after the effective date of such sale or transfer, an amount equal to such net proceeds to (i) the acquisition, construction, development or improvement of properties, facilities or equipment that are, or upon such acquisition, construction, development or improvement will be, a Principal Facility or Facilities or a part thereof or (ii) the repurchase or redemption of Notes or to the repayment or redemption of Indebtedness of the Parent Guarantor or of any of its Subsidiaries, or in part to such acquisition, construction, development or improvement and in part to such redemption and/or repayment. In lieu of applying an amount equal to such net proceeds to such repurchase or redemption, the Parent Guarantor or any of its Subsidiaries may, within 180 days after such sale or transfer, deliver to the Trustee or any other applicable trustee or comparable Person, Notes or Indebtedness for cancellation and thereby reduce the amount to be applied to the repurchase or redemption of such Notes or Indebtedness by an amount equivalent to the aggregate principal amount of Notes or Indebtedness.

Merger, Consolidation or Sale of Assets

The Indenture provides that (i) the Parent Guarantor will not consolidate or merge with or into any other Person or Transfer all or substantially all of the properties or assets of the Parent Guarantor and its Subsidiaries, taken as a whole and (ii) the Parent Guarantor will not permit any of its Subsidiaries to, in a single transaction or a series of related transactions, Transfer all or substantially all of the properties or assets of the Parent Guarantor and its Subsidiaries, taken as a whole, in each case, to, another Person unless:

(1) the Parent Guarantor is the continuing corporation, or the successor is a corporation, limited liability company, partnership or trust organized and existing under the laws of the United States or a state thereof and the successor person expressly assumes by a supplemental indenture or amendment of the relevant documents the Parent Guarantor’s obligations under the Notes, the Indenture and the Registration Rights Agreement; and

(2) after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred or be continuing.

Upon any consolidation, combination or merger of the Parent Guarantor, or any Transfer of all or substantially all of the assets of the Parent Guarantor and its Subsidiaries, taken as a whole, in accordance with the foregoing, in which the Issuer is not the continuing obligor under the Notes, the surviving entity formed by such consolidation or into which the Parent Guarantor is merged or to which such Transfer of all or substantially all of the assets of the Parent Guarantor and its Subsidiaries, taken as a whole, is made, will succeed to, and be substituted for, and may exercise every right and power of the Issuer under the Indenture and Notes with the same effect as if such surviving entity had been named therein as the Issuer and, the Issuer and all of the Guarantors will be released from the obligation to pay the principal of and interest on such Notes or in respect of its related Note Guarantee, as the case may be, and all of the Issuer’s or such Guarantor’s other obligations and covenants under such Notes, the Indenture and its related Note Guarantee, if applicable. The Issuer shall deliver, or cause to be delivered, to the Trustee an officer’s certificate and an Opinion of Counsel, each to the effect that such consolidation, merger, sale, conveyance, assignment, transfer, lease or other disposition complies with the requirements of the Indenture, and an Opinion of Counsel stating that the Notes, the Indenture and Note Guarantees, as applicable, constitute valid and binding obligations of the Issuer or applicable Guarantor or other surviving entity, subject to customary exceptions.

This “Merger, Consolidation or Sale of Assets” covenant will not apply to any Transfer of assets between or among the Parent Guarantor and any one or more of its Subsidiaries or between or among any one or more of the Parent Guarantor’s Subsidiaries. Clause (2) of the first paragraph of this covenant will not apply to (1) any merger or consolidation of the Parent Guarantor with or into one of its Subsidiaries for any purpose or (2) any merger or consolidation of the Parent Guarantor or any of its Subsidiaries solely for the purpose of reincorporating the Parent Guarantor or such Subsidiary in another jurisdiction.

Additional Note Guarantees

If, on or after the Issue Date:

(1) the Issuer or any of its Subsidiaries acquires or creates another Domestic Subsidiary (other than a Receivables Entity) that incurs any Indebtedness under Credit Facilities (other than the Senior Secured Credit Facilities) or any syndicated loan or capital markets debt securities or guarantees any such Indebtedness of the Parent Guarantor or any of its Domestic Subsidiaries; or

(2) any Domestic Subsidiary (other than a Receivables Entity) of the Issuer incurs Indebtedness under Credit Facilities (other than the Senior Secured Credit Facilities) or any syndicated loan or capital markets debt securities or guarantees any such Indebtedness of the Issuer or any of its Domestic Subsidiaries and that Domestic Subsidiary was not a Guarantor immediately prior to such incurrence or guarantee, which we refer to as an “Additional Obligor,” then that newly acquired or created Domestic Subsidiary or Additional Obligor, as the case may be, must become a Guarantor and execute a supplemental indenture substantially in the form of an exhibit to the Indenture within 30 business days of the date on which it was acquired or created or became an Additional Obligor.

In addition, the Issuer shall have delivered to the Trustee an officer’s certificate and an Opinion of Counsel, each stating that such supplemental Indenture complies with the applicable provisions of the Indenture, that all conditions precedent in the Indenture relating to the entry into such supplemental indenture have been satisfied, and such Opinion of Counsel shall additionally state that such supplemental indenture is enforceable against the new Guarantor, subject to customary qualifications.

A Note Guarantee of any Guarantor will be subject to release and discharge as described under the caption “—Ranking and Guarantee.”

Reports

The Indenture provides that, whether or not required by the rules and regulations of the Securities and Exchange Commission, the “SEC,” so long as any Notes are outstanding thereunder, the Issuer will furnish to the Trustee and Holders the following:

(1) all quarterly and annual financial information required to be filed by the Parent Guarantor with the SEC on Forms 10-Q and 10-K, and, with respect to the annual information only, a report thereon by the Parent Guarantor’s certified independent accountants; and

(2) all current reports required to be filed by the Parent Guarantor with the SEC on Form 8-K (during any period in which the Parent Guarantor is not required to file reports with the SEC, such current reports need only be prepared or delivered if the Parent Guarantor determines in good faith that the information to be reported is material to the Holders of the Notes or the business, operations, assets, liabilities or financial position of the Parent Guarantor and its Subsidiaries, taken as a whole), in each case, within the time periods specified in the SEC’s rules and regulations, including any extension as would be permitted by Rule 12b-25 under the Exchange Act (and, during any period in which the Parent Guarantor is not required to file reports with the SEC, within the time periods specified in the SEC’s rules and regulations applicable to a “non-accelerated filer”).

In addition, whether or not required by the rules and regulations of the SEC, the Parent Guarantor will make all such information publicly available (including via a non-password protected website) within the time periods specified in the SEC’s rules and regulations, including any extension as would be permitted by Rule 12b-25 under the Exchange Act (unless the SEC will not accept such a filing), and make such information available to Holders of the Notes upon request. In addition, to the extent not satisfied by the foregoing, the Parent Guarantor will, for so long as any Notes remain outstanding, furnish to the Holders of such Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Whether the Parent Guarantor files such reports with the SEC or posts its reports on its website, the public filing of such reports with the SEC or the public posting of such reports shall satisfy any requirement hereunder to deliver such reports to the Trustee and the Holders. The Parent Guarantor will at all times comply with Trust Indenture Act §314(a). The terms of the Indenture shall not impose any duty on the Parent Guarantor under the Sarbanes-Oxley Act of 2002 and the related SEC rules that would not otherwise be applicable to it.

Delivery of such reports and information to the Trustee shall be for informational purposes only, and the Trustee’s receipt of them shall not constitute constructive notice of any information contained therein or determinable from information contained therein (including the Issuer’s compliance with any of its covenants under the Indenture as to which the Trustee is entitled to rely exclusively on an officer’s certificate).

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Parent Guarantor or of any Subsidiary of the Parent Guarantor, as such, shall have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver may not be effective to waive liabilities under the federal securities laws.

Events of Default and Remedies

The Indenture provides that each of the following constitutes an “Event of Default”:

(1) default for 30 consecutive days in the payment when due of interest with respect to the Notes issued thereunder;

(2) default in payment when due of principal or premium, if any, on the Notes issued thereunder at maturity, upon redemption or otherwise;

(3) failure by the Issuer for 60 consecutive days after receipt of notice from the Trustee or Holders of at least 25% in aggregate principal amount of the Notes then outstanding under the Indenture (with a copy to the Trustee) to comply with the provisions described under “Repurchase at the Option of Holders—Change of Control”;

(4) failure by the Parent Guarantor or any Subsidiary of the Parent Guarantor for 60 consecutive days (120 days with respect to the covenant described under “Reports”) after receipt of notice from the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding under the Indenture (with a copy to the Trustee) to comply with any covenant or agreement contained in the Indenture (other than the covenants and agreements specified in clauses (1) through (3) of this paragraph);

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness of the Parent Guarantor or any of its Subsidiaries (other than Indebtedness owed to the Parent Guarantor or any of its Subsidiaries), whether such Indebtedness now exists or is created after the Issue Date, which default (a) is caused by a failure to pay when due at final stated maturity (giving effect to any grace period related thereto) principal of such Indebtedness, which we refer to as a “Payment Default” or (b) results in the acceleration of such Indebtedness prior to its stated maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $100.0 million or more; and, in each case, the Issuer has received notice specifying the default from the Trustee or Holders of at least 25% in aggregate principal amount of Notes then outstanding (with a copy to the Trustee) and does not cure the default within 30 days;

(6) failure by the Parent Guarantor or any of its Subsidiaries to pay final and non-appealable judgments (net of any amounts covered by insurance and as to which such insurer has not denied responsibility or coverage in writing) aggregating $100.0 million or more, which judgments are not paid, discharged, bonded, stayed or waived within 60 days after such judgment becomes final, and in the event such judgment is covered in full by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(7) certain events of bankruptcy or insolvency with respect to the Parent Guarantor or any Subsidiary that is a Significant Subsidiary or group of Subsidiaries that, together, would constitute a Significant Subsidiary; and

(8) any Note Guarantee of any Guarantor that is a Significant Subsidiary ceases to be in full force and effect in all material respects (other than in accordance with the terms of such Note Guarantee and the Indenture) or is declared null and void and unenforceable or found to be invalid or any Guarantor denies its liability under its Note Guarantee (other than by reason of release of a Guarantor from its Note Guarantee in accordance with the terms of the Indenture and such Note Guarantee).

If any Event of Default under an Indenture occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding under the Indenture may declare all Notes issued under the Indenture to be due and payable by notice in writing to the Issuer and the Trustee, in the case of notice by Holders, specifying the respective Event of Default and that it is a “notice of acceleration” and the same shall become immediately due and payable. Notwithstanding the foregoing, in the case of an Event of Default arising under clause (7) above with respect to the Parent Guarantor, all outstanding Notes then outstanding under the Indenture will become due and payable without further action or notice. The Holders of any Notes may not enforce the Indenture relating to the Notes or the Notes except as provided in the Indenture. Subject to certain limitations, the Holders of a majority in aggregate principal amount of the then outstanding Notes issued under the Indenture may direct the Trustee in its exercise of any trust or power.

The Holders of a majority in aggregate principal amount of the Notes then outstanding under the Indenture, by written notice to the Trustee, may (subject to certain conditions) on behalf of the Holders of all of the Notes issued under the Indenture waive any existing Default or Event of Default and its consequences under the Indenture, except a continuing Default or Event of Default in the payment of interest or premium on, or principal of, such Notes. The Trustee may withhold from the Holders notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in the Holders’ interest.

The Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuer is required, within ten business days after an executive officer of the Issuer becomes aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

Satisfaction and Discharge

The Indenture will be discharged and will, subject to certain surviving provisions, cease to be of further effect as to all Notes issued thereunder when:

(1) The Issuer delivers to the Trustee all outstanding Notes issued under the Indenture (other than Notes replaced because of mutilation, loss, destruction or wrongful taking) for cancellation; or

(2) all Notes outstanding under the Indenture have become due and payable, whether at maturity or as a result of the mailing or sending of a notice of redemption as described above, or will become due and payable within one year (including as result of the mailing or sending of a notice of redemption), and the Issuer or any Guarantor irrevocably deposits with the Trustee as funds in trust solely for the benefit of the Holders, cash in U.S. dollars, noncallable U.S. government securities, or a combination thereof, sufficient to pay at maturity or upon redemption all Notes outstanding under the Indenture, including interest thereon, and if in either case the Issuer or any Guarantor pays all other sums payable under the Indenture by it. The Trustee will acknowledge satisfaction and discharge of the Indenture on demand of the Issuer accompanied by an officer’s certificate and an Opinion of Counsel, upon which the Trustee shall have no liability in relying, stating that all conditions precedent to satisfaction and discharge have been complied with and at the cost and expense of the Issuer.

Legal Defeasance and Covenant Defeasance

The Issuer may, at its option and at any time, elect to have all of its obligations and the obligations of the Guarantors discharged with respect to the Notes outstanding under the Indenture, which we refer to as “Legal Defeasance,” except for:

(1) the rights of the Holders of the Notes outstanding under the Indenture to receive payments in respect of the principal amount of, premium, if any, and interest on such Notes when such payments are due from the trust referred to below;

(2) the Issuer’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

In addition, the Issuer may, at its option and at any time, elect to have all of its obligations and the obligations of the Guarantors released with respect to certain covenants that are described in the Indenture, which we refer to as “Covenant Defeasance,” and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default under the Indenture. In the event Covenant Defeasance occurs under the

Indenture, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under the caption “—Events of Default and Remedies” will no longer constitute an Event of Default under the Indenture.

In order to exercise either Legal Defeasance or Covenant Defeasance under the Indenture:

(1) the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes issued under the Indenture, cash in U.S. dollars, non-callable U.S. government securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants (such opinion shall be delivered to the Trustee and upon which the Trustee shall have no liability in relying), to pay the principal, premium, if any, and interest on the Notes outstanding under the Indenture on the stated maturity or on the applicable optional redemption date, as the case may be, and the Issuer must specify whether such Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel in the United States (upon which the Trustee shall have no liability in relying) confirming that the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling or since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the Notes outstanding under the Indenture will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel in the United States (upon which the Trustee shall have no liability in relying) confirming that the Holders of the Notes outstanding under the Indenture will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Parent Guarantor or any of its Subsidiaries is a party or by which the Parent Guarantor or any of its Subsidiaries is bound;

(6) the Issuer must deliver to the Trustee an officer’s certificate (upon which the Trustee shall have no liability in relying) stating that the deposit was not made by the Issuer with the intent of preferring the Holders of Notes issued under the Indenture over the other creditors of an Issuer with the intent of defeating, hindering, delaying or defrauding creditors of the Issuer or others; and

(7) the Issuer must deliver to the Trustee an officer’s certificate and an Opinion of Counsel upon which the Trustee shall have the right to rely, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Transfer and Exchange

A Holder of Notes may transfer or exchange Notes in accordance with the terms of the Indenture and in compliance with applicable law. The registrar and Trustee may require a Holder of Notes, among other things, to furnish appropriate endorsements and transfer documents and the Issuer or the Trustee may require a Holder of

Notes to pay any taxes and fees required by law or permitted by the Indenture. The Issuer is not required to transfer or exchange any Note selected for redemption. Also, the Issuer is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

The registered Holder of a Note will be treated as the owner of it for all purposes.

Amendment, Supplement and Waiver

Except to the extent provided in the next three succeeding paragraphs, the Indenture, the Notes governed thereby or any Note Guarantee issued thereunder may be amended with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes issued under the Indenture voting as a single class (including, without limitation, consents obtained in connection with a purchase of, tender offer or exchange offer for Notes), and any existing default or compliance with any provision of the Indenture, the Notes governed thereby or any Note Guarantee issued thereunder may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes issued under the Indenture voting as a single class (including, without limitation, consents obtained in connection with a purchase of, tender offer or exchange offer for Notes).

Except as provided in the immediately succeeding paragraph, without the consent of each Holder of Notes issued under the Indenture affected thereby, however, an amendment or waiver may not (with respect to any Note held by a non-consenting Holder):

(1) reduce the principal amount of Notes issued under the Indenture whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal amount of or change the fixed maturity of any Notes, or alter the provisions with respect to the redemption of any such Notes other than, except as set forth in clause (7) below, the provisions relating to the covenants described under the caption “—Repurchase at the Option of Holders”;

(3) reduce the rate of or change the time for payment of interest on any such Notes;

(4) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on any such Notes (except a rescission of acceleration of Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes issued under the Indenture and a waiver of the payment default that resulted from such acceleration);

(5) make any such Note payable in currency other than that stated in such Note;

(6) make any change to the provisions of the Indenture relating to waiver of past Defaults or the rights of Holders of the Notes issued thereunder to receive payments of principal of or interest on the Notes;

(7) after the Issuer’s obligation to make an offer to purchase Notes arises thereunder, amend, change or modify in any material respect the obligations of the Issuer to make and consummate a Change of Control Offer with respect to a Change of Control that has occurred, including, without limitation, in each case, by amending, changing or modifying any of the definitions relating thereto;

(8) release the Issuer or any Guarantor that is a Significant Subsidiary from any of its obligations under its Note Guarantee or the Indenture otherwise than in accordance with the terms of the Indenture; or

(9) modify or change any provision of the Indenture affecting the ranking of the Notes or Note Guarantees issued thereunder in a manner adverse to the Holders of Notes issued thereunder.

Without the consent of any Holder of Notes, the Issuer, the Guarantors (except that any existing Guarantors need not execute a supplemental indenture entered into pursuant to clause (5) below) and the Trustee may amend or supplement the Indenture, the Notes governed thereby or the Note Guarantees issued thereunder:

(1) to cure any ambiguity, omission, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to provide for the assumption of the Issuer or any Guarantor’s obligations to the Holders of such Notes in the case of a merger or consolidation or sale of all or substantially all of the Issuer’s or such Guarantor’s assets;

(4) to secure the Notes;

(5) to add any Guarantor or release any Guarantor from its Note Guarantee if such release is in accordance with the terms of the Indenture;

(6) to conform the text of the Indenture, the Notes, or the Note Guarantees to any provision of this Description of the Notes to the extent that such provision in this Description of the Notes was intended to be a verbatim recitation of a provision of the Indenture, the Notes, or the Note Guarantees, which intent may be evidenced by an officer’s certificate to that effect;

(7) to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture as of the date of the Indenture;

(8) to make any change that would provide any additional rights or benefits to the Holders of such Notes or that does not adversely affect the rights under the Indenture of any Holder thereunder in any material respect; or

(9) to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment or waiver. It is sufficient if such consent approves the substance of the proposed amendment or waiver.

Concerning the Trustee

The Indenture will contain certain limitations required by the Trust Indenture Act on the rights of the Trustee, should the Trustee in its capacity as Trustee become a creditor of the Issuer, to obtain payment of claims in certain cases, or to realize on certain assets received in respect of any such claim as security or otherwise. The Trustee in its individual capacity is permitted to engage in other transactions with the Issuer; however, if the Trustee acquires any conflicting interest as defined under the Trust Indenture Act, it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as Trustee or resign.

The Holders of a majority in aggregate principal amount of the then outstanding Notes under the Indenture have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee under the Indenture, subject to certain exceptions. The Indenture will provide that in case an Event of Default of which a responsible officer of the Trustee has actual knowledge (as provided in the Indenture) shall occur under the Indenture (which shall not be cured or waived), the Trustee will be required, in the exercise of its rights and powers vested in it by the Indenture, to use the degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes issued thereunder, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense. The Trustee’s fees, expenses and indemnities are included in the amounts guaranteed by the Note Guarantees.

Governing Law; Jury Trial Waiver

The Indenture, the Notes and the Note Guarantees will be governed by, and construed in accordance with, the laws of the State of New York. The Indenture provides that the Company, the Guarantors and the Trustee, and each Holder of a Note by its acceptance thereof, irrevocably waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in any legal proceeding arising out of or relating to the Indenture, the Notes, the Note Guarantees or any transaction contemplated thereby.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“2021 Indenture” means that indenture dated November 26, 2013, among WESCO Distribution, Inc., as issuer, WESCO International, Inc., as Parent Guarantor, and U.S. Bank National Association, as Trustee.

“ABL Credit Facility” means that certain Second Amended and Restated Credit Agreement dated as of September 24, 2015 (as the same may be further amended, modified or supplemented from time to time) among the Issuer, JPMorgan Chase Bank, N.A., as administrative agent, JPMorgan Chase Bank, N.A. Toronto Branch, as Canadian administrative agent and the other parties from time to time party thereto, together with all related notes, letters of credit, collateral documents, guarantees and any other related agreements and instruments executed and delivered in connection therewith, in each case as amended, modified, refinanced, refunded or replaced in whole or in part (including by sales of debt securities) from time to time including by or pursuant to any agreement(s) or instrument(s) (including an indenture) extending the maturity of or refinancing (including increasing the amount of available borrowings thereunder or adding any Subsidiaries of the Parent Guarantor as borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement(s) or instrument(s) any successor or replacement bank credit agreement(s) and whether by the same or any other agent, lender, group of lenders, purchasers, debt holders, creditor or group of creditors.

“Additional Assets” means:

(1) any property or assets (other than Indebtedness and Capital Stock) to be used by the Parent Guarantor or any of its Subsidiaries;

(2) the Capital Stock of a Person that becomes a Subsidiary of the Parent Guarantor as a result of the acquisition of such Capital Stock by the Parent Guarantor or any of its Subsidiaries; or

(3) Capital Stock constituting a non-controlling interest in any Person that at such time is a Subsidiary of the Parent Guarantor.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“amend” means to amend, supplement, restate, amend and restate or otherwise modify; and “amendment” shall have a correlative meaning.

“Applicable Treasury Rate” for any redemption date means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two business days prior to the Make-Whole Redemption of such Notes (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Make-Whole Redemption Date to June 15, 2019; provided, however, that if the period from the Make-Whole Redemption Date to June 15, 2019 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Applicable Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given except that if the period from the Make-Whole Redemption Date to June 15, 2019 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“asset” means any asset or property, whether real, personal or mixed, tangible or intangible.

“Asset Disposition” means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Parent Guarantor or any of its Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction, each referred to for the purposes of this definition as a “disposition,” of:

(1) any shares of Capital Stock of any of the Parent Guarantor’s Subsidiaries (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Parent Guarantor or a Subsidiary);

(2) all or substantially all the assets of any division or line of business of the Parent Guarantor or any of its Subsidiaries; or

(3) any other assets or property of the Parent Guarantor or any of its Subsidiaries outside of the ordinary course of business of the Parent Guarantor or such Subsidiary.

Notwithstanding the foregoing, none of the following shall be deemed to be an Asset Disposition:

(1) a disposition by a Subsidiary of the Parent Guarantor to the Parent Guarantor or by the Parent Guarantor or any of its Subsidiaries to any Subsidiary of the Parent Guarantor;

(2) for purposes of the covenant described under “—Repurchase at the Option of Holders—Asset Dispositions” only, a disposition of all or substantially all the assets of the Parent Guarantor or the Issuer in compliance with “—Merger, Consolidation or Sale of Assets” or a disposition that constitutes a Change of Control pursuant to the Indenture;

(3) a sale, contribution, conveyance or other transfer of accounts receivable and related assets of the type specified in the definition of Qualified Receivables Transaction by or to a Receivables Entity in a Qualified Receivables Transaction;

(4) the license or sublicense of intellectual property or other intangibles;

(5) the lease, assignment or sublease of any real or personal property in the ordinary course of business;

(6) any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business;

(7) the granting of Security Interests not prohibited by the covenant described above under the caption “—Limitation on Liens”;

(8) the disposition by the Parent Guarantor or any of its Subsidiary in the ordinary course of business of (i) cash and cash equivalents, (ii) inventory and other assets acquired and held for resale in the ordinary course of business, (iii) damaged, worn out or obsolete assets or assets that, in the Parent Guarantor’s reasonable judgment, are no longer used or useful in the business of the Parent Guarantor or its Subsidiaries, or (iv) rights granted to others pursuant to leases or licenses, to the extent not materially interfering with the operations of the Parent Guarantor or its Subsidiaries;

(9) a Restricted Payment that is permitted by the Indenture;

(10) any exchange of assets for assets (including a combination of assets (which assets may include Equity Interests or any securities convertible into, or exercisable or exchangeable for, Equity Interests, but which assets may not include any Indebtedness) of comparable or greater market value or usefulness to the business of the Parent Guarantor and its Subsidiaries, taken as a whole, which in the event of an exchange of assets with a fair market value in excess of (a) $50.0 million shall be evidenced by an officer’s certificate and (b) $100.0 million shall be set forth in a resolution approved by at least a majority of the members of the Board of Directors of the Parent Guarantor; provided that the Parent Guarantor shall apply any cash or cash equivalents received in any such exchange of assets as described in the second paragraph under “Repurchase at the Option of Holders—Asset Dispositions”;

(11) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(12) the issuance by any Subsidiary of the Parent Guarantor of Preferred Stock or any convertible securities;

(13) any sale of Capital Stock or Indebtedness or other securities of a Foreign Subsidiary;

(14) any sale of assets received by Parent Guarantor or any of its Subsidiaries upon foreclosure on a Security Interest;

(15) the unwinding of any Hedging Obligations (including sales under forward contracts);

(16) any dispositions to the extent required by, or made pursuant to customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding agreements;

(17) the lease or sublease of office space;

(18) the abandonment, farm-out, lease, assignment, sub-lease, license or sub-license of any real or personal property in the ordinary course of business;

(19) dispositions of property pursuant to casualty events;

(20) dispositions of property pursuant to a Sale and Leaseback Transaction permitted by the Indenture;

(21) foreclosures on assets to the extent they would not otherwise result in a Default or Event of Default; or

(22) a single transaction or series of related transactions that involve the disposition of assets with a fair market value of less than the greater of (x) $50.0 million and (y) 1.0% of Consolidated Total Assets.

“Attributable Indebtedness” when used with respect to any Sale and Leaseback Transaction, means, as at the time of determination, the present value (discounted at a rate borne by the Notes, compounded on a semiannual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such Sale and Leaseback Transaction.

“Board of Directors” means, with respect to any Person, the board of directors or comparable governing body of such Person or, other than in connection with the definition of “Change of Control,” any duly authorized committee thereof.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; and

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited).

“Capitalized Lease” means a lease required to be capitalized for financial reporting purposes in accordance with GAAP.

“Capitalized Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under a Capitalized Lease, and the amount of such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

“CFC Subsidiary” means any Subsidiary that constitutes a controlled foreign corporation within the meaning of Section 957 of the Code.

“CFC Subsidiary Holding Company” means any Subsidiary (a) that is engaged in no material business activities other than the holding of Equity Interests and other investments in one or more CFC Subsidiaries or other CFC Subsidiary Holding Companies or (b) that owns Equity Interests or other investments in one or more CFC Subsidiaries or other CFC Subsidiary Holding Companies and is disregarded for U.S. federal income tax purposes.

“Change of Control” means the occurrence of any of the following:

(1) any Transfer (other than by way of merger or consolidation) of all or substantially all of the assets of the Parent Guarantor and its Subsidiaries taken as a whole to any “person” (as defined in Section 13(d) of the Exchange Act) or “group” (as defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), other than any Transfer to the Parent Guarantor or one or more Subsidiaries of the Parent Guarantor;

(2) the adoption of a plan for the liquidation or dissolution the Parent Guarantor (other than in a transaction that complies with the covenant described under “—Certain Covenants—Merger, Consolidation or Sale of Assets”); or

(3) a “person” (as defined above) or “group” (as defined above) becomes, directly or indirectly, the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 50% of the voting power of the Voting Stock of the Parent Guarantor, other than as a result of (i) any transaction where the voting power of the Voting Stock of the Parent Guarantor immediately prior to such transaction constitutes or is converted into or exchanged for a majority of the voting power of the Voting Stock of such beneficial owner or (ii) any merger or consolidation of the Parent Guarantor with or into any “person” (as defined above), which we refer to as a “Permitted Person” or a subsidiary of a Permitted Person, in each case, if immediately after such transaction no person (as defined above) is the beneficial owner (as defined above), directly or indirectly, of more than 50% of the voting power of the Voting Stock of such Permitted Person.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consolidated Cash Flow Available for Fixed Charges” means, with respect to any Person for any period:

(1) the sum of, without duplication, the amounts for such period, taken as a single accounting period, of:

(a) Consolidated Net Income;

(b) Consolidated Non-cash Charges;

(c) Consolidated Interest Expense to the extent the same was deducted in computing Consolidated Net Income;

(d) Consolidated Income Tax Expense (other than income tax expense (either positive or negative) attributable to extraordinary gains or losses);

(e) any expenses or charges related to any Equity Offering, any recapitalization or incurrence of Indebtedness or this offering of the Notes;

(f) the amount of any interest expense attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary of the Parent Guarantor to the extent the same was deducted in computing Consolidated Net Income; and

(g) any net loss from discontinued operations; less

(2) (x) net income from discontinued operations and (y) non-cash items increasing Consolidated Net Income for such period, other than (a) the accrual of revenue consistent with past practice and (b) reversals of prior accruals or reserves for cash items previously excluded in the calculation of Consolidated Non-cash Charges.

In calculating Consolidated Cash Flow Available for Fixed Charges for any period, if any Asset Disposition or Asset Acquisition (whether pursuant to a stock or an asset transaction) shall have occurred since the first day of any twelve month period for which the Consolidated Cash Flow Available for Fixed Charges is being calculated, such calculation shall give pro forma effect to such Asset Disposition or Asset Acquisition including, for the avoidance of doubt, any Indebtedness incurred or repaid in connection with such Asset Disposition or Asset Acquisition.

For the purposes of calculating Consolidated Cash Flow Available for Fixed Charges, “Asset Acquisition” means any acquisition of property or series of related acquisitions of property that constitutes all or substantially all of the assets of a business, unit or division of a Person or constitutes all or substantially all of the common stock (or equivalent) of a Person; and “Asset Disposition” means any disposition of property or series of related dispositions of property that involves all or substantially all of the assets of a business, unit or division of a Person or constitutes all or substantially all of the common stock (or equivalent) of a Person.

“Consolidated Fixed Charge Coverage Ratio” means the ratio of Consolidated Cash Flow Available for Fixed Charges of the Parent Guarantor and its Subsidiaries during the most recent four consecutive full fiscal quarters for which financial statements are available, which we refer to as the “Four-Quarter Period,” ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio, which we refer to as the “Transaction Date,” to Consolidated Fixed Charges of the Parent Guarantor and its Subsidiaries for the Four-Quarter Period. Notwithstanding anything to the contrary set forth in the definitions of Consolidated Cash Flow Available for Fixed Charges and Consolidated Interest Expense (and all component definitions referenced in such definitions), whenever pro forma effect is to be given to the incurrence or repayment of Indebtedness or the issuance or redemption of Preferred Stock, the pro forma calculations shall be determined in good faith by a responsible officer of the Parent Guarantor.

For purposes of this definition, Consolidated Cash Flow Available for Fixed Charges and Consolidated Fixed Charges shall be calculated after giving effect on a pro forma basis for the period of such calculation to the incurrence of any Indebtedness or the issuance of any Preferred Stock of the Parent Guarantor or any Subsidiary (and the application of the proceeds thereof) and any repayment of Indebtedness or redemption of other Preferred Stock (and the application of the proceeds therefrom) (other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to any revolving credit arrangement) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such incurrence, repayment, issuance or redemption, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four-Quarter Period.

In calculating Consolidated Fixed Charges for purposes of determining the denominator (but not the numerator) of this Consolidated Fixed Charge Coverage Ratio:

(a) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date (although interest with respect to any Indebtedness for periods while the same was actually outstanding during the respective period shall be calculated using the actual rates applicable thereto while the same was actually outstanding);

(b) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four-Quarter Period (although interest with respect to any Indebtedness for periods while the same was actually outstanding during the respective period shall be calculated using the actual rates applicable thereto while the same was actually outstanding); and

(c) notwithstanding clause (a) or (b) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Hedging Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of these agreements.

“Consolidated Fixed Charges” for any period means the sum, without duplication, of (a) Consolidated Interest Expense of the Parent Guarantor and the Subsidiaries for such period, plus (b) the product of (a) all dividend payments on any series of Disqualified Equity Interests of the Parent Guarantor or any Subsidiary or any Preferred Stock of any Subsidiary (other than any such Disqualified Equity Interests or any Preferred Stock held by the Parent Guarantor or a Subsidiary or to the extent paid in Qualified Equity Interests) for such period, multiplied by (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of the Parent Guarantor and the Subsidiaries, expressed as a decimal.

“Consolidated Income Tax Expenses” means, with respect to any Person for any period the provision for federal, state, local and foreign income taxes of such Person and its subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, the interest expense of such Person and its subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP (including amortization of original issue discount and deferred financing costs, non-cash interest payments, the interest component of all payments associated with Capitalized Lease Obligations, capitalized interest, net payments, if any, pursuant to interest rate-related Hedging Obligations and imputed interest with respect to Attributable Indebtedness but excluding write-offs associated with the amendment and restatement or repayment of indebtedness).

“Consolidated Net Income” means, with respect to any Person, for any period, the consolidated net income (or loss) of such Person and its subsidiaries for such period as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income, by excluding, without duplication:

(1) all extraordinary gains or losses (net of fees and expenses relating to the transaction giving rise thereto), income, expenses or charges;

(2) the portion of net income of such Person and its subsidiaries allocable to minority interests in unconsolidated Persons to the extent that cash dividends or distributions have not actually been received by such Person or one of its subsidiaries; provided that, for the avoidance of doubt, Consolidated Net Income shall be increased in amounts equal to the amounts of cash actually received;

(3) gains or losses in respect of any sales of Capital Stock or asset sales outside the ordinary course of business (including in a Sale and Leaseback Transaction) by such Person or one of its subsidiaries (net of fees and expenses relating to the transaction giving rise thereto);

(4) any gain or loss realized as a result of the cumulative effect of a change in accounting principles;

(5) any fees, expenses and other costs incurred or paid (and write-offs recorded) in connection with the offering of the Notes and any subsequent exchange offer, the Senior Secured Credit Facilities or other Indebtedness;

(6) nonrecurring or unusual gains or losses;

(7) the net after-tax effects of adjustments in the inventory, property and equipment, goodwill and intangible assets line items in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting or the amortization or write-off of any amounts thereof;

(8) any fees and expenses incurred (and write-offs recorded) during such period, or any amortization thereof for such period, in connection with any acquisition, investment, asset sale, issuance or repayment or amendment or restatement of Indebtedness, issuance of Capital Stock, stock options or other equity-based awards, refinancing transaction or amendment or modification of any debt instrument (including without limitation any such transaction undertaken but not completed);

(9) any gain or loss recorded in connection with the designation of a discontinued operation (exclusive of its operating income or loss);

(10) any non-cash compensation or other non-cash expenses or charges arising from the grant of or issuance or repricing of Capital Stock, stock options or other equity-based awards or any amendment, modification, substitution or change of any such Capital Stock, stock options or other equity-based awards;

(11) any expenses or charges related to any Equity Offering, Asset Disposition, merger, amalgamation, consolidation, arrangement, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by the Indenture (including a refinancing thereof) (whether or not successful);

(12) unrealized gains and losses with respect to Hedging Obligations; and

(13) any non-cash impairment, restructuring or special charge or asset write-off or write-down, and the amortization or write-off of intangibles.

“Consolidated Total Assets” means the total assets of the Parent Guarantor and its Subsidiaries as of the most recent fiscal quarter end for which an internal consolidated balance sheet of the Parent Guarantor and its Subsidiaries is available, all calculated on a consolidated basis in accordance with GAAP.

“Consolidated Non-cash Charges” means, with respect to any Person for any period, the aggregate depreciation, amortization and other non-cash expenses of the Person and its subsidiaries (including without limitation any minority interest) reducing Consolidated Net Income for such period, determined on a consolidated basis in accordance with GAAP.

“Credit Facilities” means one or more debt facilities (including, without limitation, the Senior Secured Credit Facilities or commercial paper facilities, in each case with banks or other lenders providing for revolving credit loans, term loans or letters of credit, together with all related notes, letters of credit, collateral documents, guarantees and any other related agreements and instruments executed and delivered in connection therewith, in each case as amended, modified, refinanced, refunded or replaced in whole or in part (including by sales of debt securities) from time to time including by or pursuant to any agreement(s) or instrument(s) (including an indenture) extending the maturity of or refinancing (including increasing the amount of available borrowings thereunder or adding the Parent Guarantor or Subsidiaries of the Parent Guarantor as borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement(s) or instrument(s) any successor or replacement bank credit agreement(s) and whether by the same or any other agent, lender, group of lenders, purchasers, debt holders, creditor or group of creditors.

“Default” means (1) any Event of Default or (2) any event, act or condition that, after notice or the passage of time or both, would be an Event of Default.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by Issuer or any of the Guarantors in connection with an Asset Disposition that is designated as “Designated Non-cash Consideration” pursuant to an officer’s certificate, setting forth the basis of such valuation, less the amount of cash or cash equivalents received in connection with a subsequent sale, redemption or payment of, on or with respect to such Designated Non-cash Consideration.

“Disqualified Equity Interests” of any Person means any class of Equity Interests of such Person that, by its terms, or by the terms of any related agreement or of any security into which it is convertible, puttable or exchangeable, is, or upon the happening of any event or the passage of time would be, required to be redeemed by such Person, whether or not at the option of the holder thereof, or matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, in whole or in part, on or prior to the date which is 91 days after the final maturity date of the Notes; provided, however, that any class of Equity Interests of such Person that, by its terms, authorizes such Person to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of Equity Interests that are not Disqualified Equity Interests, and that is not convertible, puttable or exchangeable for Disqualified Equity Interests or Indebtedness, will not be deemed to be Disqualified Equity Interests so long as such Person satisfies its obligations with respect thereto solely by the delivery of Equity Interests that are not Disqualified Equity Interests; provided, further, however, that any Equity Interests that would not constitute Disqualified Equity Interests but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests are convertible, exchangeable or exercisable) the right to require the Issuer to redeem such Equity Interests upon the occurrence of a Change of Control occurring prior to the 91st day after the final maturity date of the Notes shall not constitute Disqualified Equity Interests if the change of control provisions applicable to such Equity Interests are no more favorable to such holders than the provisions described under “Repurchase at the Option of Holders—Change of Control” in this prospectus and such Equity Interests specifically provide that the Issuer will not redeem any such Equity Interests pursuant to such provisions prior to the Issuer’s purchase of the Notes as required pursuant to the provisions described under “Repurchase at the Option of Holders—Change of Control.”

“Domestic Subsidiary” means any Subsidiary of the Issuer, other than a Foreign Subsidiary.

“Equity Interests” of any Person means (1) any and all shares or other equity interests (including common stock, Preferred Stock, limited liability company interests and partnership interests) in such Person and (2) all rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such shares or other interests in such Person, but excluding any debt securities that are convertible into such shares or other interests in such Person.

“Equity Offering” means a public sale for cash of common stock of the Parent Guarantor or any direct or indirect parent entity of the Parent Guarantor, other than (i) public offerings with respect to common stock of the Parent Guarantor or any of its direct or indirect parent entities registered on Form S-4 or Form S-8 or (ii) any sale to any Subsidiary of the Parent Guarantor.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Foreign Subsidiary” means (i) any Subsidiary of the Issuer that is organized under the laws of a jurisdiction other than the United States, any state thereof or the District of Columbia, (ii) any Subsidiary of the Issuer that is a CFC Subsidiary Holding Company, or (iii) any Subsidiary of the Issuer that is a direct or indirect subsidiary of any CFC Subsidiary or CFC Subsidiary Holding Company.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect on the Issue Date; provided, for the avoidance of doubt, that any leases that are not or would not be characterized as Capitalized Leases under GAAP as in effect on the Issue Date shall not be reclassified as Capitalized Leases and additional liabilities associated with such leases shall not be classified as Indebtedness as a result of any changes in interpretive releases or literature regarding GAAP or any requirements by the independent auditors of the Parent Guarantor.

“Guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, through letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness. “Guarantee” when used as a verb shall have a corresponding meaning.

“Guarantor” means:

(1) the Parent Guarantor;

(2) each Domestic Subsidiary of the Issuer that executes and delivers a Note Guarantee pursuant to the covenant described under “—Certain Covenants—Additional Note Guarantees”; and

(3) each Subsidiary of the Issuer that otherwise executes and delivers a Note Guarantee, in each case, until such time as such Person is released from its Note Guarantee in accordance with the provisions of the Indenture.

“Hedging Obligations” of any Person means the obligations of such Person under swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates, currency exchange rates or commodity prices or availability, either generally or under specific contingencies, and including both physical and financial settlement transactions.

“Holder” means any registered holder, from time to time, of any Notes.

“Indebtedness” of any Person at any date means, without duplication:

(a) all liabilities, contingent or otherwise, of such Person for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof);

(b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(c) all reimbursement obligations of such Person in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions;

(d) all obligations of such Person to pay the deferred and unpaid purchase price of property or services due more than six months after such property is acquired or services performed, except (i) trade payables and accrued expenses, (ii) obligations to pay royalty fees or other payments under license agreements and (iii) accrued expenses, salary and other employee compensation obligations, in each case incurred in the ordinary course of business in connection with obtaining goods, materials or services;

(e) the maximum fixed redemption or repurchase price of all Disqualified Equity Interests of such Person (but excluding any accrued but unpaid dividends);

(f) all Capitalized Lease Obligations of such Person;

(g) all Indebtedness of others secured by a Security Interest on any asset of such Person, whether or not such Indebtedness is assumed by such Person;

(h) all Indebtedness of others guaranteed by such Person to the extent of such guarantee; provided that Indebtedness of the Parent Guarantor or any of its Subsidiaries that is guaranteed by the Parent Guarantor or any such Subsidiary shall only be counted once in the calculation of the amount of Indebtedness of the Parent Guarantor and its Subsidiaries on a consolidated basis;

(i) all Attributable Indebtedness; and

(j) all obligations of such Person under conditional sale or other title retention agreements relating to assets purchased by such Person.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above, the maximum liability of such Person for any such contingent obligations at such date and, in the case of clause (g), the lesser of (a) the fair market value of any asset subject to a Security Interest securing the Indebtedness of others on the date that the Security Interest attaches and (b) the amount of the Indebtedness secured. For purposes of clause (e), the “maximum fixed redemption or repurchase price” of any Disqualified Equity Interests that do not have a fixed redemption or repurchase price shall be calculated in accordance with the terms of such Disqualified Equity Interests as if such Disqualified Equity Interests were redeemed or repurchased on any date on which an amount of Indebtedness outstanding shall be required to be determined pursuant to the Indenture.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, in each case with stable outlook, or an equivalent rating by any other Rating Agency.

“Issue Date” means June 15, 2016 the date on which Notes were first issued under the Indenture.

“Make-Whole Premium” means, with respect to a Note at any Make-Whole Redemption Date, an amount equal to the greater of (i) 1.0% of the principal amount of such Note and (ii) the excess, if any, of (x) the present value of the sum of the principal amount and premium that would be payable on such Note on June 15, 2019 and all remaining interest payments to and including June 15, 2019 (but excluding any interest accrued to the Make-Whole Redemption Date), discounted on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) from June 15, 2019 to the Make-Whole Redemption Date at a per annum interest rate equal to the Applicable Treasury Rate on such Make-Whole Redemption Date plus 0.50%, over (y) the outstanding principal amount of such Note.

“Make-Whole Redemption Date” with respect to a Make-Whole Redemption, means the date such Make-Whole Redemption is effectuated.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Available Cash” from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other noncash form), in each case net of:

(1) all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees (including financial and other advisory fees) and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition;

(2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition;

(3) all distributions and other payments required to be made to non-controlling interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition; and

(4) appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by the Parent Guarantor or any of its Subsidiaries after such Asset Disposition.

“Opinion of Counsel” means a written opinion from legal counsel, who may be an employee of or counsel to the Parent Guarantor or any of its Subsidiaries, or other counsel who is reasonably acceptable to the Trustee.

“Pari Passu Indebtedness” means any Indebtedness of the Issuer or any Guarantor that ranks pari passu in right of payment with the Notes or the Note Guarantees, as applicable.

“Person” means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

“Preferred Stock” means, with respect to any Person, any and all preferred or preference stock or other equity interests (however designated) of such Person having a preference or priority over other Equity Interests (however designated) of such Person, whether now outstanding or issued after the Issue Date.

“Principal Facility” means any land, building, machinery or equipment, or leasehold interests and improvements in respect of the foregoing, owned, on the date of the Indenture or thereafter, by the Parent Guarantor or any of its Subsidiaries, which has a gross book value (without deduction for any depreciation reserves) at the date as of which the determination is being made of in excess of 1.0% of the Consolidated Total Assets, other than any such land, building, machinery or equipment, or leasehold interests and improvements in respect of the foregoing which, in the opinion of the Board of Directors of the Parent Guarantor (evidenced by a board resolution), is not of material importance to the business conducted by the Parent Guarantor and its Subsidiaries taken as a whole.

“Qualified Equity Interests” of any Person means Equity Interests of such Person other than Disqualified Equity Interests; provided that such Equity Interests shall not be deemed Qualified Equity Interests to the extent sold to a Subsidiary of such Person or financed, directly or indirectly, using funds (1) borrowed from such Person or any Subsidiary of such Person until and to the extent such borrowing is repaid or (2) contributed, extended, guaranteed or advanced by such Person or any Subsidiary of such Person (including, without limitation, in respect of any employee stock ownership or benefit plan). Unless otherwise specified, Qualified Equity Interests refer to Qualified Equity Interests of the Parent Guarantor.

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Parent Guarantor or any of its Subsidiaries pursuant to which the Parent Guarantor or any of its Subsidiaries may sell, convey or otherwise transfer to:

(1) a Receivables Entity (in the case of a transfer by the Parent Guarantor or any of its Subsidiaries) or

(2) any other Person (in the case of a transfer by a Receivables Entity),

or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Parent Guarantor or any of its Subsidiaries, and any assets related thereto, including all collateral securing such accounts receivable, all contracts and all Guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable; provided, however, that the financing terms, covenants, termination events and other provisions thereof shall be market terms in all material respects at the time of such transaction (as determined in good faith by the Parent Guarantor). The grant of a Security Interest in any accounts receivable of the Parent Guarantor or any of its Subsidiaries to secure Indebtedness under Credit Facilities shall not be deemed a Qualified Receivables Transaction.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer which shall be substituted for Moody’s or S&P or both, as the case may be.

“Receivables Entity” means (a) a Wholly Owned Subsidiary of the Parent Guarantor that is designated by the Board of Directors of the Parent Guarantor (as provided below) as a Receivables Entity or (b) another Person engaging in a Qualified Receivables Transaction with the Parent Guarantor, which Person engages in the business of the financing of accounts receivable, and in the case of either clause (a) or (b):

(1) no portion of the Indebtedness or any other obligations (contingent or otherwise) of such entity:

(A) is Guaranteed by the Parent Guarantor or any Subsidiary of the Parent Guarantor (excluding Guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings),

(B) is recourse to or obligates the Parent Guarantor or any Subsidiary of the Parent Guarantor in any way (other than pursuant to Standard Securitization Undertakings), or

(C) subjects any property or asset of the Parent Guarantor or any Subsidiary of the Parent Guarantor, directly or indirectly, contingently or otherwise, to the satisfaction thereof (other than pursuant to Standard Securitization Undertakings);

(2) the entity is not an Affiliate of the Parent Guarantor or is an entity with which neither the Parent Guarantor nor any Subsidiary of the Parent Guarantor has any material contract, agreement, arrangement or understanding other than on terms that the Parent Guarantor reasonably believes to be no less favorable to the Parent Guarantor or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Parent Guarantor; and

(3) is an entity to which neither the Parent Guarantor nor any Subsidiary of the Parent Guarantor has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Parent Guarantor shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Parent Guarantor giving effect to such designation and an officer’s certificate certifying that such designation complied with the foregoing conditions.

“Registration Rights Agreement” means the registration rights agreement between the Issuer, the Parent Guarantor and the initial purchasers relating to the Notes.

“Restricted Payment” means any of the following:

(a) the declaration or payment of any dividend or any other distribution on Equity Interests of the Parent Guarantor or any payment made to the direct or indirect holders (in their capacities as such) of Equity Interests of the Parent Guarantor, including, without limitation, any payment in connection with any merger or consolidation involving the Parent Guarantor but excluding dividends or distributions payable solely in Qualified Equity Interests of the Parent Guarantor or through accretion or accumulation of such dividends on such Equity Interests; or

(b) the repurchase or redemption of any Equity Interests of the Parent Guarantor, including, without limitation, any payment in connection with any merger or consolidation involving the Parent Guarantor.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Leaseback Transaction” means any sale or transfer made by the Parent Guarantor or one or more of its Subsidiaries (except a sale or transfer made to the Parent Guarantor or one or more of its Subsidiaries) of any Principal Facility that (in the case of a Principal Facility which is a building or equipment) has been in operation, use or commercial production (exclusive of test and start-up periods) by the Parent Guarantor or any of its Subsidiaries for more than 180 days prior to such sale or transfer, or that (in the case of a Principal Facility that is a parcel of real property not containing a building) has been owned by the Parent Guarantor or any of its Subsidiaries for more than 180 days prior to such sale or transfer, if such sale or transfer is made with the intention of leasing, or as part of an arrangement involving the lease of such Principal Facility to the Parent Guarantor or any of its Subsidiaries (except a lease for a period not exceeding 36 months made with the intention that the use of the leased Principal Facility by the Parent Guarantor or such Subsidiary will be discontinued on or before the expiration of such period). The creation of any Secured Debt permitted under the applicable section of the Indenture will not be deemed to create or be considered a Sale and Leaseback Transaction.

“Secured Debt” means outstanding Indebtedness of the Parent Guarantor or any of its Subsidiaries which is secured by (a) a Security Interest in any property or assets of the Parent Guarantor or any of its Subsidiaries, or (b) a Security Interest in any shares of Capital Stock owned directly or indirectly by the Parent Guarantor in a Subsidiary. The securing in the foregoing manner of any previously unsecured debt shall be deemed to be the creation of Secured Debt at the time such security is given. The amount of Secured Debt at any time outstanding shall be the aggregate principal amount then owing thereon by the Parent Guarantor and its Subsidiaries.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Interest” means any mortgage, pledge, lien, encumbrance or other security interest which secures payment or performance of an obligation.

“Senior Secured Credit Facilities” means the ABL Credit Facility and the Term Loan Credit Facility.

“Senior Secured Leverage Ratio” means, as of the date of determination, the ratio of (a) Total Debt secured by a Security Interest to (b) Consolidated Cash Flow Available for Fixed Charges for the most recently ended four fiscal quarter period ending immediately prior to such date for which financial statements are available. In the event that the Parent Guarantor or any of its Subsidiaries incurs, redeems, retires, defeases or extinguishes any Total Debt (other than Indebtedness under a revolving credit facility unless such Indebtedness has been permanently paid and not replaced) subsequent to the commencement of the period for which the Senior Secured Leverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Senior Secured Leverage Ratio is made, then the Senior Secured Leverage Ratio shall be calculated giving pro forma effect to such incurrence, redemption, retirement, defeasance or extinguishment of Total Debt as if the same had occurred at the beginning of the applicable Four-Quarter Period. Notwithstanding anything to the contrary set forth in the definition of Consolidated Cash Flow Available for Fixed Charges (and all component definitions referenced in such definitions), whenever pro forma effect is to be given to Asset Acquisition, Asset Disposition or incurrence, redemption, retirement, defeasance or extinguishment of Total Debt, the pro forma calculations shall be determined in good faith by a responsible officer of the Issuer.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Parent Guarantor or any Subsidiary of the Parent Guarantor that, taken as a whole, are customary in an accounts receivable transaction.

“Subsidiary” of any Person means a corporation, association, partnership, limited liability company or other entity of which more than 50% of the outstanding Voting Stock is owned, directly or indirectly, by such Person or one or more of the other subsidiaries of such Person (or a combination thereof). For purposes of the Indenture, any reference to a “Subsidiary” is a subsidiary of the Parent Guarantor or the Issuer, as applicable.

“Term Loan Credit Facility” means the term loan agreement, dated as of December 12, 2012 (as the same may be further amended, modified or supplemented from time to time), among the Issuer, Credit Suisse AG, Cayman Islands Branch, as administrative agent and the other parties from time to time party thereto, together with all related notes, letters of credit, collateral documents, guarantees and any other related agreements and instruments executed and delivered in connection therewith, in each case as amended, modified, refinanced, refunded or replaced in whole or in part (including by sales of debt securities) from time to time including by or pursuant to any agreement(s) or instrument(s) (including an indenture) extending the maturity of or refinancing (including increasing the amount of available borrowings thereunder or adding Subsidiaries of the Parent Guarantor as borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement(s) or instrument(s) any successor or replacement bank credit agreement(s) and whether by the same or any other agent, lender, group of lenders, purchasers, debt holders, creditor or group of creditors.

“Total Debt” means, at any date of determination, the aggregate amount of all outstanding Indebtedness of the Parent Guarantor and its Subsidiaries determined on a consolidated basis in accordance with GAAP. Notwithstanding the foregoing, for purposes of the covenant set forth above under “Certain Covenants—Limitation on Liens,” a binding commitment to lend under a revolving credit facility shall be deemed to be an incurrence of Indebtedness in the full amount of such commitment on the date that such commitment is entered into, regardless of whether the full amount of such revolving credit facility is actually borrowed, and thereafter the amount of such commitment shall be deemed fully borrowed at all times.

“Total Leverage Ratio” means, as of the date of determination, the ratio of (a) Total Debt to (b) Consolidated Cash Flow Available for Fixed Charges for the most recently ended four fiscal quarter period ending immediately prior to such date for which financial statements are available. In the event that the Parent Guarantor or any Subsidiary incurs, redeems, retires, defeases or extinguishes any Total Debt (other than Indebtedness under a revolving credit facility unless such Indebtedness has been permanently paid and not replaced) subsequent to the commencement of the period for which the Total Leverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Total Leverage Ratio is made, then the Total Leverage Ratio shall be calculated giving pro forma effect to such incurrence, redemption, retirement, defeasance or extinguishment of Total Debt as if the same had occurred at the beginning of the applicable Four-Quarter Period. Notwithstanding anything to the contrary set forth in the definition of Consolidated Cash Flow Available for Fixed Charges (and all component definitions referenced in such definitions), whenever pro forma effect is to be given to Asset Acquisition, Asset Disposition or incurrence, redemption, retirement, defeasance or extinguishment of Total Debt, the pro forma calculations shall be determined in good faith by a responsible officer of the Issuer.

“Transfer” means to sell, assign, transfer, lease (other than pursuant to an operating lease entered into in the ordinary course of business), convey or otherwise dispose of, including by sale and leaseback transaction, consolidation, merger, liquidation, dissolution or otherwise, in one transaction or a series of transactions.

“Treasury Management Arrangement” means any agreement or other arrangement governing the provision of treasury or cash management services, including deposit accounts, overdraft, credit or debit card, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

“Voting Stock” means any class or classes of Capital Stock pursuant to which the holders thereof have power to vote in the election of directors, managers or trustees of any Person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

“Wholly Owned Subsidiary” of any Person means a subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax considerations relating to the exchange of unregistered Original Notes for registered Exchange Notes pursuant to the Exchange Offer, but does not purport to be a complete analysis of all the potential tax considerations relating to the Exchange Offer. This summary is based upon the provisions of the Code, Treasury regulations promulgated thereunder, administrative rulings and pronouncements, and judicial decisions, all as in effect on the date of this prospectus and all of which are subject to change, possibly with retroactive effect, or to different interpretations.

This discussion does not address all of the U.S. federal income tax considerations that may be relevant to a holder in light of such holder’s particular circumstances or to holders subject to special rules, such as banks or other financial institutions, partnerships or other pass-through entities or investors therein, regulated investment companies, real estate investment trusts, U.S. expatriates, insurance companies, dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, U.S. holders whose functional currency is not the U.S. dollar, holders subject to the alternative minimum tax, tax-exempt entities, controlled foreign corporations, passive foreign investment companies, or persons holding the notes as part of a “straddle,” “hedge,” “conversion transaction” or other integrated transaction. In addition, this discussion is limited to persons that hold the notes as “capital assets” within the meaning of the Code (generally, property held for investment). This discussion does not address U.S. federal tax laws other than those pertaining to the U.S. federal income tax (such as the gift tax, the estate tax and the Medicare tax) or the effect of any applicable state, local or foreign tax laws. This summary is not binding on the Internal Revenue Service, or “IRS.” We have not sought and will not seek any rulings from the IRS with respect to the statements made in this summary, and there can be no assurance that the IRS will not take a position contrary to these statements or that a contrary position taken by the IRS would not be sustained by a court.

The exchange of an Original Note for an Exchange Note pursuant to the Exchange Offer will not constitute a taxable disposition of the Original Note for U.S. federal income tax purposes. Rather, the Exchange Note you receive will be treated as a continuation of your investment in the corresponding Original Note surrendered in the exchange. Consequently, you will not recognize any taxable income, gain or loss upon the receipt of an Exchange Note pursuant to the Exchange Offer, your holding period for an Exchange Note will include your holding period of the Original Note exchanged pursuant to the Exchange Offer, and your tax basis in an Exchange Note will be the same as your adjusted tax basis in the Original Note immediately before such exchange.

THIS SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSIDERATIONS ARISING UNDER OTHER U.S. FEDERAL TAX LAWS, THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR ANY APPLICABLE INCOME TAX TREATY.

CERTAIN ERISA CONSIDERATIONS

The following summary regarding certain aspects of ERISA, and the Code is based on ERISA, the Code, judicial decisions and United States Department of Labor and IRS regulations and rulings that are in existence on the date of this prospectus. This summary is general in nature and does not address every issue pertaining to ERISA and the Code that may be applicable to us, the Exchange Notes or a particular investor. Accordingly, each prospective investor, including plan fiduciaries, should consult with his, her or its own advisors or counsel with respect to the advisability of an investment in the Exchange Notes, and potentially adverse consequences of such investment, including, without limitation, certain ERISA-related issues that affect or may affect the investor with respect to this investment and the possible effects of changes in the applicable laws.

ERISA and the Code impose certain requirements on employee benefit plans that are subject to Title I of ERISA, plans to which Section 4975 of the Code applies and entities whose underlying assets include “plan assets” by reason of investments in such entity by any employee benefit plan or plan (we refer to each such employee benefit plan, plan or entity, as a “Plan”) and on those persons who are “fiduciaries” with respect to Plans. A fiduciary of a Plan subject to Title I of ERISA should consider whether an investment in the Exchange Notes satisfies ERISA’s general fiduciary requirements, including, but not limited to, the requirement of investment prudence and diversification and the requirement that such a Plan’s investments be made in accordance with the documents governing the Plan.

An investor who is considering acquiring the Exchange Notes with the assets of a Plan must consider whether the acquisition and holding of the Exchange Notes will constitute or result in a non-exempt prohibited transaction. Section 406 of ERISA and Section 4975 of the Code prohibit certain transactions that involve a Plan and a “party in interest” as defined in Section 3(14) of ERISA or a “disqualified person” as defined in Section 4975 of the Code with respect to such Plan. Examples of such prohibited transactions include, but are not limited to, (i) sales or exchanges of property (such as the Exchange Notes), or (ii) extensions of credit between a Plan and a party in interest or disqualified person or (iii) the transfer to, or use by or for the benefit of, a party in interest or disqualified person, of any Plan assets. Such parties in interest or disqualified persons could include, without limitation, the Company, the Trustee, registrar and Paying Agent or any of their respective affiliates.

ERISA and the Code contain certain exemptions from the prohibited transactions described above, and the Department of Labor has issued several exemptions, although certain exemptions do not provide relief from the prohibitions on self-dealing contained in Section 406(b) of ERISA and Sections 4975(c)(1)(E) and (F) of the Code. Such exemptions include Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code pertaining to certain transactions with non-fiduciary service providers; Department of Labor Prohibited Transaction Class Exemption, or “PTCE,” 95-60, applicable to transactions involving insurance company general accounts; PTCE 90-1, regarding investments by insurance company pooled separate accounts; PTCE 91-38, regarding investments by bank collective investment funds; PTCE 84-14, regarding investments effected by a qualified professional asset manager; and PTCE 96-23, regarding investments effected by an in-house asset manager. There can be no assurance that any of these exemptions or any other exemption will be available with respect to the Exchange Notes. Any particular transaction involving a party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code.

As a general rule, governmental plans, as defined in Section 3(32) of ERISA, which we refer to as “Governmental Plans,” church plans, as defined in Section 3(33) of ERISA, that have not made an election under 410(d) of the Code, which we refer to as “Church Plans” and non-U.S. plans are not subject to the requirements of ERISA or Section 4975 of the Code. Accordingly, assets of such plans generally may be invested in the Exchange Notes without regard to the fiduciary and prohibited transaction considerations under ERISA and Section 4975 of the Code described above. However, Governmental Plans, Church Plans or non-U.S. plans may be subject to other United States federal, state or local laws or non-U.S. laws that regulate their investments, which we refer to as “Similar Law.” A fiduciary of a Governmental Plan, a Church Plan or a non-U.S. plan should make its own determination as to the requirements, if any, under any Similar Law applicable to the acquisition of the Exchange Notes.

The Exchange Notes may be acquired by a Plan,” and any person investing “plan assets” of any Plan or by a Governmental Plan, a Church Plan or a non-U.S. plan, but only if the acquisition will not result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of Similar Law. Therefore, any investor in the Exchange Notes will be deemed to represent and warrant to us and the Trustee that (1)(a) it is not (i) a Plan, (ii) a Governmental Plan, (iii) a Church Plan or (iv) a non-U.S. plan, (b) it is a Plan and the acquisition and holding of the Exchange Notes will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, or (c) it is a Governmental Plan, a Church Plan or a non-U.S. plan that is not subject to (i) ERISA, (ii) Section 4975 of the Code or (iii) any Similar Law that prohibits or taxes (in terms of an excise or penalty tax) the acquisition or holding of the Exchange Notes; and (2) it will notify us and the Trustee immediately if, at any time, it is no longer able to make the representations contained in clause (1) above. Any purported transfer of the Exchange Notes to a transferee that does not comply with the foregoing requirements shall be null and void ab initio.

This Exchange Offer is not a representation by us or the initial purchasers that an acquisition of the Exchange Notes meets all legal requirements applicable to investments by Plans, Governmental Plans, Church Plans or non-U.S. plans or that such an investment is appropriate for any particular Plan, Governmental Plan, Church Plan or non-U.S. plan.

PLAN OF DISTRIBUTION

Any broker-dealer that holds Original Notes that were acquired for its own account as a result of market-making activities or other trading activities (other than Original Notes acquired directly from us) may exchange such Original Notes pursuant to the Exchange Offer. Any such broker-dealer, however, may be deemed to be an “underwriter” within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of Exchange Notes received by such broker-dealer in the Exchange Offer. Such prospectus delivery requirement may be satisfied by the delivery by such broker-dealer of this prospectus. We have agreed to make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with such resales for up to 180 days from the effective date of the registration statement of which this prospectus forms a part.

We will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account in the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any of these resales may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from these broker-dealers and/or the purchasers of Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account in the Exchange Offer and any broker-dealer that participates in a distribution of the Exchange Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commission or concessions received by any such person may be deemed to be underwriting compensation under the Securities Act. The accompanying letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incident to the Exchange Offer, including the expenses of one counsel for the holders of the Original Notes and will indemnify the holders of the Original Notes against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Jones Day will pass upon the validity of the Exchange Notes.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2015 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

WESCO International is subject to the informational reporting requirements of the Securities Exchange Act of 1934, or “Exchange Act.” WESCO International files reports, proxy statements and other information with the SEC. WESCO International’s SEC filings are available over the Internet at the SEC’s website at http://www.sec.gov. You may read and copy any reports, statements and other information filed by WESCO International at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the Public Reference Room. You may also inspect WESCO International’s SEC reports and other information at the New York Stock Exchange, 20 Broad Street, New York, New York 10005, or at WESCO International’s website at http://www.wesco.com. The information contained on or accessible through WESCO International’s website is not a part of this prospectus, other than the documents that WESCO International files with the SEC that are incorporated by reference into this prospectus.

INFORMATION WE INCORPORATE BY REFERENCE

In this prospectus, we are incorporating certain information that WESCO International files with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and some information that WESCO International files later with the SEC will automatically update and supersede this information. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in or omitted from this prospectus, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We incorporate by reference the document listed below and any future filings WESCO International makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (1) after the date of the initial filing of the registration statement of which this prospectus is a part prior to the effectiveness of the registration statement and (2) until the closing of the offering of securities described in this prospectus:

•	WESCO International’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015;

•	WESCO International’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2016, June 30, 2016 and September 30, 2016; and

•	WESCO International’s Current Reports on Form 8-K filed on May 3, 2016, May 27, 2016, June 2, 2016, June 15, 2016, August 11, 2016, September 19, 2016, September 22, 2016, October 17, 2016 and October 21, 2016.

We will not, however, incorporate by reference in this prospectus any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of WESCO International’s Current Reports on Form 8-K unless, and except to the extent, specified in such current reports.

We will provide you with a copy of any of these filings (other than an exhibit to these filings, unless the exhibit is specifically incorporated by reference into the filing requested) at no cost, if you submit a request to us by writing or telephoning us at the following address and telephone number:

WESCO Distribution, Inc.

225 West Station Square Drive, Suite 700

Pittsburgh, Pennsylvania 15219

(412) 454-2200

Attn: Secretary

WESCO DISTRIBUTION, INC.

PROSPECTUS

Offer to Exchange up to $350,000,000

Aggregate Principal Amount of Newly

Issued 5.375% Senior Notes due 2024

For

a Like Principal Amount of Outstanding

Restricted 5.375% Notes due 2024

Issued on June 15, 2016

PART II

INFORMATION NOT REQUIRED IN DOCUMENT

Item 20. Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law, which we refer to as the “DGCL,” permits a corporation, in its certificate of incorporation, to limit or eliminate, subject to certain statutory limitations, the liability of directors to the corporation or its stockholders for monetary damages for breaches of fiduciary duty, except for liability (a) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the director derived an improper personal benefit. Our restated certificate of incorporation provides, among other things, that the personal liability of our directors is so eliminated.

Under Section 145 of the DGCL, a corporation has the power to indemnify directors and officers under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorneys’ fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of his being a director or officer of the corporation if it is determined that he acted in accordance with the applicable standard of conduct set forth in such statutory provision.

The By-laws of WESCO International and WESCO each provide that it will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was or has agreed to become a director or officer of WESCO International or WESCO as the case may be, or is or was serving or has agreed to serve at the request of WESCO International or WESCO, as the case may be, as a director or officer, of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity. WESCO International and WESCO each may indemnify any person who was or is a party or is threatened to be made a party to such an action, suit or proceeding by reason of the fact that the person is or was or has agreed to become an employee or agent of WESCO International or WESCO, as the case may be, or is or serving or has agreed to serve at the request of WESCO International or WESCO, as the case may be, as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit, or proceeding and any appeal therefrom, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of WESCO International or WESCO, as the case may be, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful; except that in the case of an action or suit by or in the right of WESCO International or WESCO, as the case may be, to procure a judgment in its favor (1) such indemnification will be limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person in the defense or settlement of such action or suit, and (2) no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to WESCO International or WESCO, as the case may be, unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court deems proper.

WESCO International and WESCO each are also authorized to purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director or officer, or is or was serving at its request as a director or officer of any other corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not WESCO International or WESCO, as the case may be, would have the power to indemnify such person against such liability under the DGCL, provided that such insurance is available on acceptable terms, which determination will be made by a vote of a majority of the entire Board of Directors of WESCO International or WESCO, as the case may be.

Item 21. Exhibits And Financial Statement Schedules.

(a) Exhibits. The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description of Exhibit

3.1	Restated Certificate of Incorporation of WESCO International, Inc. (Incorporated by reference to Exhibit 3.1 to WESCO International’s Quarterly Report on Form 10-Q (File No. 001-14989), dated August 4, 2014)

3.2	Amendment to Restated Certificate of Incorporation of WESCO International, Inc. (Incorporated by reference to Exhibit 3.2 to WESCO International’s Quarterly Report on Form 10-Q (File No. 001-14989), dated August 4, 2014)

3.3	Amended and Restated By-laws of WESCO International, Inc., effective as of May 29, 2014 (Incorporated by reference to Exhibit 3.2 to WESCO International’s Current Report on Form 8-K (File No. 001-14989), dated May 29, 2014)

3.4	Certificate of Incorporation of WESCO Distribution, Inc. (Incorporated by reference to Exhibit 3.1 to WESCO International’s Registration Statement on Form S-1 (Registration No. 333-43225))

3.5	Amended and Restated By-laws of WESCO Distribution, Inc., effective as of May 29, 2014 (Incorporated by reference to Exhibit 3.5 to WESCO International’s Registration Statement on Form S-4 (Registration No. 333-196427), dated May 30, 2014)

4.1	Indenture, dated June 15, 2016, among WESCO Distribution, Inc., as the issuer, WESCO International, Inc., as parent guarantor, and U.S. Bank National Association, as trustee (Incorporated by reference to Exhibit 4.1 to WESCO International’s Current Report on Form 8-K (File No. 001-14989), dated June 15, 2016)

4.2	Registration Rights Agreement, dated June 15, 2016 among WESCO Distribution, Inc., as the issuer, WESCO International, Inc., as parent guarantor, and Goldman, Sachs & Co., as representative of the initial purchasers (Incorporated by reference to Exhibit 10.1 to WESCO International’s Current Report on Form 8-K (File No. 001-14989), dated June 15, 2016)

5.1	Opinion of Jones Day

12.1	Computation of Ratio of Earnings to Fixed Charges

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Jones Day (Included in Exhibit 5.1)

24.1	Power of Attorney with respect to WESCO International, Inc.

24.2	Power of Attorney with respect to WESCO Distribution, Inc.

25.1	Form T-1 of U.S. Bank National Association, under the Trust Indenture Act of 1939

99.1	Form of Letter of Transmittal

Item 22. Undertakings.

The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the exchange offer.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference in the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the exchange offer required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the exchange offer prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the exchange offer containing material information about the undersigned registrant or their securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the exchange offer made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference in the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on December 9, 2016.

WESCO INTERNATIONAL, INC.

By:	/s/ David S. Schulz
Name: David S. Schulz Title: Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* John J. Engel	Chairman, President and Chief Executive Officer (Principal Executive Officer)	December 9, 2016

* David S. Schulz	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	December 9, 2016

* Sandra Beach Lin	Director	December 9, 2016

* Matthew J. Espe	Director	December 9, 2016

* Bobby J. Griffin	Director	December 9, 2016

* John K. Morgan	Director	December 9, 2016

* James J. O’Brien	Director	December 9, 2016

* Steven A. Raymund	Director	December 9, 2016

* James L. Singleton	Director	December 9, 2016

* Lynn M. Utter	Director	December 9, 2016

*	The undersigned by signing his name hereto does sign and execute this registration statement on Form S-4 pursuant to the Power of Attorney executed by the above-named directors and officers of the registrant, which is being filed herewith on behalf of such directors and officers.

By:	/s/ David. S. Schulz	December 9, 2016
David S. Schulz, as Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on December 9, 2016.

WESCO DISTRIBUTION, INC.

By:	/s/ David S. Schulz
Name: David S. Schulz
Title: Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date

* John J. Engel	Chairman, President and Chief Executive Officer (Principal Executive Officer)	December 9, 2016

* David S. Schulz	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	December 9, 2016

* Sandra Beach Lin	Director	December 9, 2016

* Matthew J. Espe	Director	December 9, 2016

* Bobby J. Griffin	Director	December 9, 2016

* John K. Morgan	Director	December 9, 2016

* James J. O’Brien	Director	December 9, 2016

* Steven A. Raymund	Director	December 9, 2016

* James L. Singleton	Director	December 9, 2016

* Lynn M. Utter	Director	December 9, 2016

*	The undersigned by signing his name hereto does sign and execute this registration statement on Form S-4 pursuant to the Power of Attorney executed by the above-named directors and officers of the registrant, which is being filed herewith on behalf of such directors and officers.

By:	/s/ David. S. Schulz	December 9, 2016
David S. Schulz, as Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

3.1	Restated Certificate of Incorporation of WESCO International, Inc. (Incorporated by reference to Exhibit 3.1 to WESCO International’s Quarterly Report on Form 10-Q (File No. 001-14989), dated August 4, 2014)

3.2	Amendment to Restated Certificate of Incorporation of WESCO International, Inc. (Incorporated by reference to Exhibit 3.2 to WESCO International’s Quarterly Report on Form 10-Q (File No. 001-14989), dated August 4, 2014)

3.3	Amended and Restated By-laws of WESCO International, Inc., effective as of May 29, 2014 (Incorporated by reference to Exhibit 3.2 to WESCO International’s Current Report on Form 8-K (File No. 001-14989), dated May 29, 2014)

3.4	Certificate of Incorporation of WESCO Distribution, Inc. (Incorporated by reference to Exhibit 3.1 to WESCO International’s Registration Statement on Form S-1 (Registration No. 333-43225))

3.5	Amended and Restated By-laws of WESCO Distribution, Inc., effective as of May 29, 2014 (Incorporated by reference to Exhibit 3.5 to WESCO International’s Registration Statement on Form S-4 (Registration No. 333-196427), dated May 30, 2014)

4.1	Indenture, dated June 15, 2016, among WESCO Distribution, Inc., as the issuer, WESCO International, Inc., as parent guarantor, and U.S. Bank National Association, as trustee (Incorporated by reference to Exhibit 4.1 to WESCO International’s Current Report on Form 8-K (File No. 001-14989), dated June 15, 2016)

4.2	Registration Rights Agreement, dated June 15, 2016 among WESCO Distribution, Inc., as the issuer, WESCO International, Inc., as parent guarantor, and Goldman, Sachs & Co., as representative of the initial purchasers (Incorporated by reference to Exhibit 10.1 to WESCO International’s Current Report on Form 8-K (File No. 001-14989), dated June 15, 2016)

5.1	Opinion of Jones Day

12.1	Computation of Ratio of Earnings to Fixed Charges

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Jones Day (Included in Exhibit 5.1)

24.1	Power of Attorney with respect to WESCO International, Inc.

24.2	Power of Attorney with respect to WESCO Distribution, Inc.

25.1	Form T-1 of U.S. Bank National Association, under the Trust Indenture Act of 1939

99.1	Form of Letter of Transmittal